EXECUTION COPY

ASSET PURCHASE AGREEMENT

DATED AS OF DECEMBER 30, 2011,

BY AND AMONG

WIDEPOINT CORPORATION,

WIDEPOINT SOLUTIONS CORP.,

AVALON GLOBAL SOLUTIONS, INC.,

MICHAEL MANSOURI,

JOSEPH CHOPEK,

DAVID RUSSIE,

MARK GOETTLING,

MARSHALL WEINGARDEN

AND

STEVEN ROTTINGHAUS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of December 30, 2011 (the “Agreement”), by and among WidePoint Corporation, a Delaware corporation (“WidePoint”); WidePoint Solutions Corp., a Delaware corporation (“Acquisition”); Avalon Global Solutions, Inc., a Florida corporation (“AGS”); Michael Mansouri (“Mansouri”); Joseph Chopek (“Chopek”); David Russie (“Russie”); Mark Goettling (“Goettling”); Marshall Weingarden (“Weingarden”); and Steven Rottinghaus (“Rottinghaus”)(each of Mansouri, Chopek, Russie, Goettling, Weingarden and Rottinghaus are sometimes hereinafter referred to as a “Major Shareholder” and collectively, as the “Major Shareholders”).  WidePoint, Acquisition, AGS and each Major Shareholder are also sometimes hereinafter referred to individually as a “party” and collectively as the “parties.”

WHEREAS, AGS desires to sell to Acquisition and Acquisition desires to acquire from AGS certain assets and assume certain specific liabilities of AGS (the “Asset Purchase”) for the consideration and on the terms set forth in this Agreement;

WHEREAS, certain AGS Intellectual Property rights and other Assets used by AGS in the operation of the business conducted by AGS and its subsidiaries and affiliates (“AGS Business”) have been conceived, developed, made or owned by AGS or a subsidiary, affiliate, employee, contractor, subcontractor, consultant or other Person or entity having any relationship with AGS;

WHEREAS, AGS has caused such subsidiaries, affiliates, employees, contractors, subcontractors, consultants and other Persons or entities having any relationship with AGS, as applicable, to transfer to AGS, prior to the date of this Agreement, (i) all such AGS Intellectual Property rights (collectively hereinafter referred to as the “Intellectual Property Transfers”), and (ii) all such other Assets, whether tangible or intangible, used in any manner in connection with the operation of the AGS Business (with the Intellectual Property Transfers and such other Asset transfers being referred to hereinafter as the “Pre-Closing Transfers”);

WHEREAS, the Board of Directors of WidePoint and the Board of Directors of Acquisition have determined that the transactions contemplated by this Agreement (the “Transactions”) are in the best interests of WidePoint and Acquisition and their respective stockholders;

WHEREAS, the Board of Directors of AGS and all the shareholders of AGS have each determined that the Transactions to which AGS is a party are in the best interest of AGS and its shareholders; and

WHEREAS, the parties desire to enter into this Agreement to set forth and memorialize their mutual understandings and agreements with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto intending to be legally bound do hereby agree as follows:

SECTION 1:  INCORPORATION BY REFERENCE

The foregoing introductory paragraphs of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

SECTION 2:  THE PURCHASE

2.1.      Sale and Purchase of Specified Assets. On the Closing Date, effective as of the Effective Time and subject to the other terms and conditions of this Agreement, AGS shall sell, transfer, assign and convey to Acquisition, and Acquisition shall purchase, all of AGS’s right, title and interest in and to all of the Specified Assets (as defined in Section 2.1(a)), and AGS shall assign to Acquisition, and Acquisition shall assume, the Specified Liabilities of AGS (as defined in Section 2.1(b)).

(a)      Specified Assets.  The “Specified Assets” means all Assets relating to the AGS Business as of the Effective Time, wherever located and whether or not reflected on the Books and Records of AGS, including the following Assets, together with the Assets listed on Schedule 2.1(a) hereto, and excluding the Assets specifically excepted below:

(i)       All AGS Intellectual Property owned, jointly owned, licensed or otherwise utilized by AGS or under development by AGS, including but not limited to any Software or other Intellectual Property owned or developed by any affiliate, subsidiary, employee, contractor, subcontractor, consultant or any other Person or entity having any relationship with AGS, which is used in the AGS Business and/or necessary for the full functionality and/or use of any other AGS Intellectual Property, Software or business activities involved in the AGS Business, all of which shall be solely owned by AGS prior to the date of this Agreement, including any Software or other Intellectual Property of any affiliate, subsidiary, employee, contractor, subcontractor, consultant or any other Person or entity having any relationship with AGS which shall have been completely and effectively transferred to AGS prior to the date of this Agreement.

(ii)      All Intangibles owned by AGS or under development by AGS and/or any Person or entity affiliated with AGS, all of which shall be completely and effectively owned by AGS prior to the date of this Agreement.

(iii)     All Tangible Property of AGS.

(iv)     All of AGS’s Contract Rights under its Contracts, but excluding Contract Rights under:

(A)     this Agreement and any other Contracts entered into by AGS with WidePoint or Acquisition in connection with the Transactions;

(B)      Contracts that constitute or evidence Employee Benefit Plans of AGS;

(C)      Contracts under which any rights in and/or any shares or other ownership interest in AGS (or any of its predecessors) was acquired;

(D)      Contracts relating to the formation or acquisition of AGS, or any of their its predecessors;

(E)      any Insurance Policies of AGS;

(F)      any Contracts requiring a Consent that is not obtained on or before the Closing Date (“Non-Assigned Contracts”), provided that, once such Consent is obtained, the Non-Assigned Contracts shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such Consent is delivered to WidePoint or Acquisition (such Contracts not excluded by this Section 2.1(a)(iv)(F), including any Non-Assigned Contracts that become Contracts included in any Specified Assets, shall be referred to as the “Assigned Contracts”); provided, however, that until such time as any Non-Assigned Contract becomes an Assigned Contract, AGS shall hold each such contract in escrow and trust for the sole and exclusive benefit of Acquisition and WidePoint pursuant to Section 11.3, with AGS directing each party to each such contract to make all payments due to AGS under such contract from and after the Closing to thereafter be made solely to Acquisition; and

(G)      all Contracts set forth on Schedule 2.1(a)(iv)(G) attached hereto.

(v)      All transferable rights under all Permits granted or issued to AGS or otherwise held by AGS.

(vi)     All of AGS’s rights with respect to telephone numbers, telephone directory listings and advertisements, all names used by AGS and its affiliates and subsidiaries in connection with the AGS Business, including, but not limited to, the name “Avalon Global Solutions” and such other names as set forth on Schedule 2.1(a)(vi), and all rights to use or allow others to use such names and variations thereof, and all of AGS’s goodwill.

(vii)    All of AGS’s Books and Records, but excluding Tax Returns and AGS’s Books and Records relating exclusively to AGS’s Assets not included in the Specified Assets or to AGS’s liabilities not included in the Specified Liabilities.

(viii)   All of AGS’s Claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to AGS’s ownership of the Specified Assets and/or the operation of the AGS Business, but excluding causes of action and other legal rights and remedies of AGS: (A) against WidePoint or Acquisition with respect to the Transactions contemplated by this Agreement; or (B) relating exclusively to the AGS Assets not included in the Specified Assets or to the AGS liabilities not included in the Specified Liabilities.

(b)      Specified Liabilities of AGS.  The “Specified Liabilities” means the following specifically described liabilities of AGS as of the Effective Time, all of which shall be only those liabilities as specifically listed on Schedule 2.1(b) of this Agreement:

(i)       The current and long-term liabilities of AGS incurred in the normal and ordinary course of the AGS Business which shall be specifically listed on Schedule 2.1(b) and also reflected on the Recent Balance Sheet.  Notwithstanding the foregoing, the Specified Liabilities shall not include:  (A) any current, long-term or deferred liabilities for any Taxes specifically excluded pursuant to Section 2.2(a); (B) any current or long-term notes payable and all accrued interest with respect thereto, other than any current or long-term notes payable or capitalized leases for any of the Specified Assets; (C) any liabilities for overdrafts or any other liabilities with respect to bank accounts; (D) any accrued expenses with respect to AGS’ Insurance Policies; (E) any liabilities whatsoever to any shareholder, officer, director, or affiliate of AGS or, unless specifically included in Schedule 2.1(b), to any employee of AGS; (F) any current, long-term or deferred liabilities owed to any other affiliate of AGS; (G) any notes payable or other evidences of indebtedness issued by AGS or any affiliate, subsidiary or predecessor of AGS in favor of (1) any shareholder, officer, director, subsidiary or affiliate of AGS or (2) any Person in connection with any Business Combination involving AGS or any subsidiary, affiliate or predecessor of AGS (“Related Party Notes”); (H) any Obligations of AGS or any subsidiary, affiliate or predecessor of AGS under any Contract entered into by such Person in connection with a Business Combination; (I) any current or long-term notes payable, including interest thereon, or other Obligations of AGS to be extinguished by AGS pursuant to the Debt Payoff Escrow Agreement; and (J) any other liabilities of any type, nature and/or amount which are not listed on Schedule 2.1(b).

(ii)      The Obligations of AGS that arise after the Closing Date under any and all Assigned Contracts, but only to the extent that such liabilities arise in the ordinary course of performing such Assigned Contracts, in accordance with their respective terms, after the Closing Date and are not due to (A) any breach, default or other nonperformance by AGS under any such Assigned Contract prior to Closing or (B) any warranty or other similar Obligation of AGS or any subsidiary or affiliate of AGS, except as specifically set forth on Schedule 2.1(b).

2.2.      No Other Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Acquisition shall not purchase the Specified Assets subject to, and Acquisition shall not in any manner assume or be liable or responsible for, any Obligations of AGS other than the Specified Liabilities, and all Obligations of AGS other than the Specified Liabilities shall remain the sole responsibility of AGS after the effectiveness of the Closing.  Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1(b), Acquisition shall not in any manner assume or be liable or responsible for, or acquire any Assets of AGS subject to, any of the following Obligations of AGS, whether or not reflected on the Recent Balance Sheet:

(a)      Taxes.  Except as otherwise provided for in this Agreement, including without limitation in Section 2.3, any Obligation for any Tax including: (i) any Tax payable by AGS with respect to the AGS Business; and (ii) any Tax payable by AGS with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of AGS’s Assets, including but not limited to the Specified Assets, at any time on or before the Closing Date.

(b)      Claims and Proceedings.  Any Obligation related to or arising out of any Claim or Proceeding existing as of the Effective Time and/or any time thereafter, or based upon a fact, action, failure to act or occurrence that arises prior to the Closing Date.

(c)      Post-Closing.  Any Obligation that is incurred or arises after the Closing Date, or that relates to any Proceeding of AGS or other event relating to AGS that occurs or circumstances that exist after the Closing Date.

(d)      Transaction Related.  Except as otherwise contemplated by this Agreement, any Obligation that was or is incurred by AGS in connection with the negotiation, execution or performance of this Agreement.

(e)      Employees and Benefits.  Any Obligation of AGS relating to its employees, consultants or affiliates or any benefits, including under any Employee Benefit Plan, provided by AGS or any subsidiary or affiliate of AGS to any of its employees, consultants or affiliates, including, without limitation, any amounts due and owing to any employees of AGS or any affiliate or subsidiary of AGS in the form of severance, termination benefits, compensation to be paid in connection with a change in control of AGS or any subsidiary or affiliate of AGS or any similar compensation.

(f)      Infringement.  Any Obligation arising in connection with or related to any infringement or alleged infringement by AGS or its employees, consultants or affiliates, of any software or other intellectual property of any Person prior to Closing.

(g)      Encumbrances.  Other than with respect to Permitted Liens and Specified Contracts, any Encumbrance on or affecting AGS’s Assets, including the Specified Assets, arising in connection with events occurring prior to the Closing.

(h)      Environmental.  Any and all environmental and occupational health and safety liabilities arising out of or relating to the operation of the AGS Business by AGS prior to Closing or AGS’s leasing, ownership or operation of real property.

(i)       Settlement Matters.  Any Obligation of AGS (i) under those certain promissory notes issued by AGS in favor of Irving Rodrigues and Avalon Technology, Inc. (“ATI”), respectively, each dated as of October 5, 2011 (each, a “Settlement Note,” and collectively, the “Settlement Notes”), (ii) under that certain Settlement Agreement and Mutual General Release, dated as of October 5, 2011, by and among ATI, Irving Rodrigues and AGS, and (iii) to SAIC as set forth in that certain letter dated April 20, 2011 (“SAIC Settlement”).

(j)       Government Contracts.  Any Obligation of AGS arising, directly or indirectly, from a failure by AGS to maintain systems of internal controls that are in compliance with all requirements of all of the Government Contracts and of all applicable Laws, including, without limitation, the Federal Acquisition Regulation (“FAR”), including, but not limited to, systems of internal controls that (i) are in compliance with the Cost Accounting Standards required by Subpart 30.6 of FAR and (ii) promote the protection of the AGS Intellectual Property and Registered Intellectual Property, including, without limitation, those described in Part 27 of FAR, including, without limitation, compliance with the required procedures for reporting and electing Intellectual Property and/or Registered Intellectual Property.

(k)      Patriot Act Matters.  Any Obligation of AGS related, directly or indirectly, to a failure by AGS or its officers, directors, agents or employees to comply with the Patriot Act.

(l)       Avalon Advanced Mobility Solutions.  Any Obligations of AGS related, directly or indirectly, to Avalon Advanced Mobility Solutions, Inc. (“AAMS”) and any Obligations of AAMS.

2.3.      Transfer Taxes/Filing Fees. All filing fees, transfer, sales and other similar taxes arising from the Intellectual Property Transfers and/or the Asset Purchase shall be borne solely by AGS.  WidePoint may offset from any payment otherwise due to AGS under this Agreement any such fees and taxes.

2.4.      Exclusion of AAMS.  Notwithstanding anything to the contrary set forth in this Agreement, the parties hereby agree that the Specified Assets shall not include, and Acquisition shall not purchase pursuant to this Agreement or any other instrument executed in connection herewith, any ownership interest held by AGS in AAMS.

SECTION 3:  PURCHASE PRICE AND ADJUSTMENTS

3.1.      Purchase Price and Allocation.

(a)      Purchase Price.  Subject to the adjustments described in this Section 3, the total purchase price for the Specified Assets (“Purchase Price”) shall consist of: (i) a cash payment by Acquisition to AGS in the amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00)(“Cash Amount”), (ii) a subordinated, secured, guaranteed promissory note in the amount of One Million Dollars ($1,000,00.00) issued by Acquisition in favor of AGS in the form attached hereto as Exhibit A-1 (the “One Million Dollar Note Payable”), (iii) a subordinated, secured, guaranteed promissory note in the amount of Three Million Dollars ($3,000,00.00) issued by Acquisition in favor of AGS in the form attached hereto as Exhibit A-2 (the “Three Million Dollar Note Payable”) and (iv) the assumption by Acquisition of the Specified Liabilities of AGS.

(b)      Payment of the Purchase Price.  Subject to the adjustments described in this Section 3, WidePoint shall cause the Purchase Price to be paid to AGS by the delivery of (A) the One Million Dollar Note Payable to AGS on the Closing Date, (B) the Three Million Dollar Note Payable to AGS on the Closing Date and (C) the delivery of the Cash Amount, by wire transfer or other delivery of immediately available funds, as follows:

(i)        Delivery to Debt Payoff Escrow Account.  The amount of Five Million Dollars ($5,000,000.00) (“Debt Payoff Escrow Amount”) to be delivered to Cardinal Trust and Investments, as escrow agent, on the date of this Agreement and held in escrow pending release in accordance with the provisions of that certain escrow agreement attached hereto as Exhibit B and executed as of the date of this Agreement.

(ii)       Delivery to Escrow Account.  The amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (“Escrow Amount”) to be delivered to Cardinal Trust and Investments, as escrow agent, on the date of this Agreement and held in escrow pending release in accordance with the provisions of that certain escrow agreement attached hereto as Exhibit C and executed as of the date of this Agreement (“Escrow Agreement”).

3.2.      Minimum Net Working Capital.

(a)      [Intentionally deleted]

(b)      Minimum Net Working Capital.

(i)        Notwithstanding anything contained in this Agreement to the contrary, AGS and each Major Shareholder guarantees that AGS’s adjusted working capital measured as of the close of business on the Closing Date (the “Adjusted Working Capital”) shall be no less than Five Hundred Thousand Dollars ($500,000.00) (the “Minimum Working Capital Amount”).  Adjusted Working Capital means the book value of the cash, cash equivalents and short-term investments, trade accounts receivables and prepaid assets of AGS (net of allowances for bad debt), less the book value of the accounts payable and accrued liabilities of AGS, as adjusted as hereinafter provided, except that Adjusted Working Capital shall include only (A) the Specified Assets and (B) the Specified Liabilities less the current portion of any such Specified Liabilities included in the Debt Payoff Escrow Amount under Section 3.1(b)(i) above.

(ii)       On or before the date which is sixty (60) days following the Closing Date (the “Post-Closing Adjustment Date”), WidePoint shall prepare or cause to be prepared a final balance sheet of AGS as of the Closing Date.  If, on the Post-Closing Adjustment Date, Adjusted Working Capital measured as of the Closing Date is less than the Minimum Working Capital Amount, WidePoint shall be entitled to release from the Escrow Amount, in accordance with the terms and conditions and at the times set forth in the Escrow Agreement, and deliver to Acquisition or WidePoint an amount equal to the difference between the Minimum Working Capital Amount and the Adjusted Working Capital Amount; provided, however, that in the event that the difference between the Minimum Working Capital Amount and the Adjusted Working Capital Amount shall exceed the amounts then-remaining in the Escrow Amount and/or the Escrow Agreement shall have been terminated, AGS shall deliver to Acquisition, in immediately available funds, an amount equal to the difference between the Minimum Working Capital Amount and the Adjusted Working Capital Amount.  If, on the Post-Closing Adjustment Date, Adjusted Working Capital measured as of the Closing Date is greater than the Minimum Working Capital Amount, Acquisition shall deliver to AGS, in immediately available funds, an amount equal to the difference between the Adjusted Working Capital Amount and the Minimum Working Capital Amount.

(iii)      In the event that any adjustment to the Purchase Price is necessary under the terms of this Section 3.2(b), then Acquisition or WidePoint shall deliver the calculation and determination of any adjustment to the Purchase Price (the “Adjustment”) to AGS within fifteen (15) days after the Post-Closing Adjustment Date. Such calculation shall be deemed conclusive and binding on the parties for purposes of computing the Adjustment unless AGS objects to the determination of the Adjustment by delivering a detailed statement describing AGS’s objections with any supporting data to WidePoint within fifteen (15) days after receiving the written determination of the Adjustment and supporting calculations from WidePoint.  WidePoint and AGS will use reasonable efforts to resolve any such objections themselves.  Any dispute regarding the determination of the Adjustment shall be resolved in the manner set forth below in Section 3.2(b)(iv).  If AGS does not provide such written notice to WidePoint within such 15-day period, then WidePoint shall make the appropriate Adjustment in accordance with this Section 3.2(b) within five (5) business days after the date by which AGS was required to provide such written notice under this Section 3.2(b)(iii).

(iv)     Dispute Resolution Mechanism.

(A)      If the parties do not obtain a final resolution of a dispute regarding the determination of the Adjustment under this Section 3.2(b) within thirty (30) days after WidePoint has received the statement of objections from AGS, WidePoint and AGS will select an accounting firm mutually acceptable to them to resolve any remaining objections. If WidePoint and AGS are unable to agree on the choice of an accounting firm, WidePoint will select an independent certified public accounting firm. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. WidePoint will revise the determination of the Adjustment to reflect the resolution of any objections thereto.

(B)       In the event the parties submit any unresolved objections with respect to the determination of any Adjustment to an accounting firm for resolution as provided herein, WidePoint and AGS will share responsibility for the fees and expenses of the accounting firm as follows:

(1)        if the accounting firm agrees with WidePoint’s determination of the amount of the Adjustment (with the amount so determined by WidePoint referred to herein as “WidePoint’s Value”), AGS and the Major Shareholders, jointly and severally, will be responsible for all of the fees and expenses of the accounting firm incurred in connection with the preparation of such determination;

(2)        if the accounting firm agrees with AGS’s determination of the amount of the Adjustment (with the amount so determined by AGS referred to herein as “AGS’s Value”), WidePoint will be responsible for all of the fees and expenses of the accounting firm incurred in connection with the preparation such determination; and

(3)        if the accounting firm determines that the amount of the Adjustment (the “Actual Value”) is different from either WidePoint’s Value or AGS’s Value, the party whose determination is closest to the Actual Value will be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the closest party’s determination and the Actual Value over (y) the greater of the difference between (I) WidePoint’s Value and AGS’s Value and (II) the other party’s determination (which is furthest from the Actual Value) and the Actual Value, and the other party will be responsible for the remainder of the fees and expenses.

(C)       Each party will make the work papers and back-up materials used in determining WidePoint’s Value and AGS’s Value available to the other party and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (I) the preparation of WidePoint’s Value or AGS’s Value, (II) the review by either party of the other party’s determination of the Adjustment, and (III) the resolution by the parties of any objections thereto.

3.3.      Clawback Provisions.

(a)      General.  Notwithstanding anything to the contrary set forth in this Section 3, the amounts due and owing by Acquisition to AGS under the Three Million Dollar Note Payable shall be reduced by an aggregate principal amount of up to Three Million Dollars ($3,000,000), plus interest accrued thereon, with the amount of such reductions to be calculated in accordance with the formula set forth on Annex A attached hereto, in the event that Acquisition fails to achieve certain specified AGS Adjusted Gross Profit (as defined in Annex A) for the calendar years ending December 31, 2012 and 2013, all as more fully set forth on Annex A.  For each of the calendar years ending December 31, 2012 and 2013, Acquisition shall be entitled to a maximum reduction in the principal amount of the Three Million Dollar Note Payable of One Million Five Hundred Thousand Dollars ($1,500,000) per year, plus accrued interest thereon.  The parties hereby agree that in the event that Acquisition shall be entitled to a reduction of the Three Million Dollar Note Payable pursuant to this Section 3.3, then the principal amount of the Three Million Dollar Note Payable shall be reduced by the amount of such reduction determined in accordance with the formula set forth on Annex A and AGS shall forfeit any right to receive any and all accrued interest on such amount.

(b)      Calculation and Resolution of Clawback.

(i)        WidePoint shall deliver to AGS, within ten (10) days after the filing by WidePoint of the WidePoint Annual Report on Form 10-K with the Securities and Exchange Commission after the end of each of calendar years 2012 and 2013, a statement of AGS Revenues and AGS Adjusted Gross Profits realized for each such calendar year and its determination of whether a reduction of the Three Million Dollar Note Payable is applicable under this Section 3.3 and the amount of any such reduction (the “Clawback Statement”).  Each Clawback Statement shall be prepared in accordance with US GAAP, in all cases as US GAAP is expressly modified by the terms of this Agreement and the Clawback Statement.  In the event that Acquisition or WidePoint shall determine that Acquisition is entitled to a reduction of the Three Million Dollar Note Payable in accordance with this Section 3.3, Acquisition shall have the right to withhold payment under the Three Million Dollar Note Payable in the amount of such claimed reduction, including interest accrued thereon, until such time as a final determination as to the right of Acquisition to exercise its rights under this Section 3.3 shall be made in accordance with this Section 3.3(b).  Any amounts so withheld shall not earn interest under the Three Million Dollar Note Payable or otherwise during the period of the resolution provided pursuant to this Section 3.3(b).

(ii)       AGS shall notify WidePoint in writing of any objections to a Clawback Statement (“Clawback Objection Notice”) within thirty (30) days after AGS receives such Clawback Statement (“Clawback Statement Review Period”).  WidePoint and AGS shall in good faith attempt to agree upon the AGS Revenues and AGS Adjusted Gross Profit for the applicable calendar year, if any, within thirty (30) days after receipt by WidePoint of the Clawback Objection Notice (“Clawback Discussion Period”).  In the event that AGS and WidePoint mutually agree that Acquisition shall be entitled to a reduction of the Three Million Dollar Note Payable in accordance with this Section 3.3, then Acquisition shall, within fifteen (15) business days following such resolution, adjust the amounts of any outstanding payments and principal amount under the Three Million Dollar Note Payable in accordance with this Section 3.3.  In the event that AGS and WidePoint mutually agree that Acquisition shall not be entitled to a reduction of the payment then due under the Three Million Dollar Note Payable in accordance with this Section 3.3, then Acquisition shall, within fifteen (15) business days following such resolution, pay to AGS any principal and interest withheld in accordance with Section 3.3(b)(i) above.  If AGS does not notify WidePoint of any objections to the Clawback Statement by the end of the Clawback Statement Review Period, then the Clawback Statement shall be considered final on the last day of the Clawback Statement Review Period and Acquisition shall, within fifteen (15) business days following the termination of the Clawback Statement Review Period, adjust the amounts of any outstanding payments and principal amount under the Three Million Dollar Note Payable in accordance with this Section 3.3.

(iii)      If AGS and WidePoint are unable to resolve their differences during the Clawback Discussion Period, then AGS and WidePoint shall instruct their respective accountants to, in good faith, use reasonable efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Clawback Statement to AGS and WidePoint as soon as reasonably possible.  If such accountants are able to come to a resolution and determine that Acquisition is entitled to a reduction of the Three Million Dollar Note Payable in accordance with this Section 3.3, then Acquisition shall, within fifteen (15) business days following such resolution, adjust the applicable amounts of any payments and principal amount under the Three Million Dollar Note Payable to reflect such adjustments.  If such accountants are able to come to a resolution and determine that Acquisition is not entitled to a reduction of the Three Million Dollar Note Payable in accordance with this Section 3.3, then Acquisition shall, within fifteen (15) business days following such resolution, pay to AGS any principal and interest withheld in accordance with Section 3.3(b)(i).  If AGS’s accountants and WidePoint’s accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions (“Accountant Review Period”), then the remaining disputed items shall be submitted to either (A) one arbitrator as mutually agreed upon by each of AGS and WidePoint within thirty (30) days after the expiration of the Accounting Review Period or (B) in the event AGS and WidePoint are not able to mutually agree upon an arbitrator, then each of AGS and WidePoint shall select one (1) arbitrator and then those two (2) selected arbitrators shall select a third arbitrator, with such three (3) arbitrators to then meet promptly thereafter to resolve the disputed items.  AGS and WidePoint shall each pay for fifty percent (50%) of the costs of such arbitration, provided that each of AGS and WidePoint shall be solely responsible for all fees and expenses incurred by their respective accountants.  The arbitrator(s) shall be instructed to deliver a final Clawback Statement to AGS and WidePoint as soon as possible, which shall be final and binding on the parties.  In the event that such arbitrators determine that Acquisition shall be entitled to reduce the Three Million Dollar Note Payable in accordance with this Section 3.3, Acquisition shall, within fifteen (15) business days after the final Clawback Statement is delivered to the parties in accordance with this Section 3.3(b)(iii), adjust the applicable amounts of any payments and principal amount under the Three Million Dollar Note Payable to reflect such adjustments.  In the event that such arbitrators determine that Acquisition shall not be entitled to make such a reduction, then Acquisition shall, within fifteen (15) business days following such resolution, pay to AGS any principal and interest withheld under Section 3.3(b)(i) above.

3.4.      Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency.  All payments required under this Agreement shall be paid by ordinary corporate check or wire transfer of immediately available funds.

3.5.      Prorations. The following prorations relating to the Specified Assets or Specified Liabilities will be made as of the Effective Time, with AGS remaining liable to the extent such items relate to any time period up to and including the Effective Time and are not included in the Specified Liabilities, and with Acquisition becoming liable to the extent such items relate to periods subsequent to the Effective Time.  Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid at the Closing or as soon thereafter as mutually agreed upon by the parties:

(a)      Personal property taxes and assessments, if any, on or with respect to the Specified Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by AGS.

(b)      Rents, additional rents and other items payable by AGS under any lease, license, permit, contract or other agreement or arrangement of AGS to be assigned to or assumed by Acquisition.

(c)      The amount of rents and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Effective Time and the respective obligations of the parties determined in accordance with such readings.

(d)      All other items normally adjusted in connection with similar transactions.

If the actual expense of any of the above items for the billing period within which the Effective Time falls is not known at the time of the Closing, then the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often.  AGS agrees to furnish Acquisition and WidePoint with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

3.6.      Allocation of Purchase Price. The parties agree that a purchase price allocation will be completed in accordance with GAAP and in accordance with Section 1060 of the Code by the independent third party expert named in Schedule 3.6(a). The allocation shall be completed no later than December 31, 2012 for the period ending as of December 31, 2011. The expense of such allocation will be borne by Acquisition. Acquisition shall inform the independent third-party expert that Acquisition desires to maximize the amount of the Purchase Price allocable to goodwill and intangibles that are treated as capital assets for federal income Tax purposes.

(b)      The parties will cooperate in the timely preparation of the respective Forms 8594 with respect to the sale of the Specified Assets and Acquisition’s payments hereunder. The parties shall promptly give each other party notice of any changes to the foregoing information prior to the due date of any Form 8594.

(c)      The parties shall be bound by the purchase price allocation for both GAAP and Tax purposes and shall apply such allocation for all purposes, including determining any Taxes, shall prepare and file all Tax Returns, including Form 8594, in a manner consistent with such allocations, and shall not take any position inconsistent with such allocation in any Tax Return, Proceeding before any Governmental or Regulatory Entity or otherwise. In the event that any allocation hereunder is questioned, audited or disputed by any Governmental or Regulatory Entity, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for the resolution thereof, and shall keep the other parties apprised of the status of such question, audit or dispute and the resolution thereof.

3.7.      Replacement Note.

In the event the exercise by WidePoint or Acquisition of its rights under this Section 3 or Section 13 results in a reduction in the principal amount of the One Million Dollar Note Payable or the Three Million Dollar Note Payable, as applicable, then the original One Million Dollar Note Payable or Three Million Dollar Note Payable, as applicable, shall be deemed to have been canceled on the date of such reduction, and AGS shall have the right to receive a replacement promissory note (the “Replacement Note”) from Acquisition. Upon surrender of the original One Million Dollar Note Payable or Three Million Dollar Note Payable, as applicable, for cancellation to Acquisition, Acquisition shall promptly issue the Replacement Note to AGS, which Replacement Note shall have a principal balance equal to the principal balance of the original One Million Dollar Note Payable or Three Million Dollar Note Payable, as applicable, less the portion of the reduction that results in a reduction in the principal amount of the original One Million Dollar Note Payable or Three Million Dollar Note Payable, as applicable. The reduced principal amount and interest on the reduced principal amount of the Replacement Note shall be payable on the same terms and conditions as the original One Million Dollar Note Payable or Three Million Dollar Note Payable, as applicable.

SECTION 4:  REPRESENTATIONS AND WARRANTIES OF AGS

Knowing that WidePoint and Acquisition rely thereon, AGS and the Major Shareholders, jointly and severally, make the following representations and warranties to WidePoint and Acquisition.

4.1.      Organization.

AGS is a corporation validly formed and existing under the Laws of the State of Florida.  AGS possesses the full corporate power and authority to own its Assets and to conduct its business as and where presently conducted.  Except as set forth on Schedule 4.1, AGS is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law.  Except as set forth on Schedule 4.1, AGS does not, directly or indirectly, own or control any investment or interest (whether in the form of debt or equity) in any other Person.  Except as set forth on Schedule 4.1, there are no predecessors to AGS.  Schedule 4.1 also states with respect to AGS: (a) its federal employer identification number; (b) its officers and employees; (c) its registered agent and/or office in its jurisdiction of formation (if applicable); (d) all foreign jurisdictions in which it is qualified or registered to do business and its registered agent in each such jurisdiction; (e) its headquarters’ address, telephone number and facsimile number; (f) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since its date of formation; and (g) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation.  Accurate and complete copies of AGS’s articles of incorporation and bylaws, each as amended to date (collectively, the “Organizational Documents”), are attached to Schedule 4.1.

4.2.      Effect of Agreement.

AGS’s execution and delivery of this Agreement and, as of the Closing, any ancillary agreements and instruments provided for herein (each, an “Ancillary Agreement”) to which AGS is or will be a party, its consummation of the Asset Purchase and its performance of its obligations hereunder and thereunder: (i) has been duly authorized by all corporate action required by its Organizational Documents and applicable Law ; (ii) is not in violation of and does not constitute a default under its Organizational Documents; (iii) except as set forth in Schedule 4.2, does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract or other understanding of any type whatsoever to which AGS is a party or by which AGS is bound or to which any of the Assets of AGS are subject; (iv) does not constitute a violation of any Law, Judgment or Order that is applicable to AGS or to the business or Assets of AGS, or to the Asset Purchase, including but not limited to the Intellectual Property Transfers; (v) except Encumbrances created pursuant to this Agreement in favor of the parties thereto and except as stated on Schedule 4.2, does not result in the creation of any Encumbrance (other than a Permitted Lien) upon, or give to any third party any interest in, any of the business or Assets of AGS, or any of the interests in AGS; and (vi) except as set forth in Schedule 4.2, does not require the consent of any Person.  This Agreement constitutes and, as of the Closing, any Ancillary Agreement to which AGS or any Major Shareholder will be a party will constitute, the valid and legally binding agreement of AGS and/or such Major Shareholder, as applicable, enforceable against AGS and/or such Major Shareholder, as applicable, in accordance with its terms.

4.3.      Shareholders and Ownership.

As of the date of this Agreement, Schedule 4.3 is an accurate and complete list as of the date hereof of: (i) the full legal names of all shareholders of AGS and all other persons and entities that have any right to acquire any equity interest in AGS (including but not limited to stock options and/or warrants); and (ii) the addresses of their respective current principal residences.  There are no other record owners of any equity interests of AGS, or any other securities of AGS, and there currently are no other issued or outstanding equity securities of AGS other than its common stock.  All securities of AGS have been duly authorized, validly issued in compliance with all applicable Laws, rules and regulations, are fully paid, non-assessable, and not subject to any legal or equitable claims nor rights of rescission.

4.4.      Financial and Corporate Records. The Books and Records of AGS are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with US GAAP and in compliance with all applicable Laws to which AGS is subject.  AGS has made available to WidePoint true, correct and complete copies of its minute books and stock record books.  Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of each of the board of directors and equityholders of AGS and its subsidiaries from the applicable date of formation through the Closing Date.  The Books and Records and Financial Statements, including the Recent Balance Sheet, set forth complete and correct values of each of the Specified Assets and the Specified Liabilities of AGS.

4.5.      Compliance with Law.

The operations of AGS, the conduct of the AGS Business, as and where such business presently is conducted, and the ownership, possession and use of the Assets of AGS comply, in all material respects, with all applicable Laws.  Except as set forth on Schedule 4.5, AGS has obtained and currently holds all Permits required for the lawful operation of its business as and where such business is presently conducted, except where the failure to obtain or hold such Permit would not have a Material Adverse Effect.  Except as set forth on Schedule 4.5, AGS has obtained all exemptive or other necessary relief from each applicable governmental agency as necessary to conduct its business, and currently is operating in compliance with any and all conditions imposed by each applicable governmental agency in granting such relief.

4.6.      Regulatory Matters.

(a)      AGS and its employees, agents, associates, officers, directors, shareholders, members or contractors who are required to be licensed or registered with any federal and/or state governmental agency by reason of their association with AGS and/or the AGS Business are duly registered as such and such registrations are in full force and effect.  Except as set forth herein on Schedule 4.6(a), all Governmental or Regulatory Entity registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

(b)      To AGS’s Knowledge, there are no facts or circumstances pertaining to AGS that would: (i) cause any Governmental or Regulatory Entity to not approve the transfer of the AGS Business and substantially all of AGS’s Assets at the time of this Agreement and as of the Closing from AGS to Acquisition; or (ii) materially and adversely affect Acquisition’s ability to conduct the AGS Business as conducted by AGS immediately prior to the Closing.

(c)      Schedule 4.6(c) sets forth all Governmental or Regulatory Entities with which AGS is required to be registered, licensed, and/or file any reports, as of the date of this Agreement; and except as listed on Schedule 4.6(c) or Schedule 4.1, neither AGS or any of its respective employees, directors, officers or shareholders, by virtue of their respective activities with respect to the AGS Business, is required to be so registered or obtain such a license or similar authorization from any Governmental or Regulatory Entity.  AGS has not exceeded in any material respect the business activities enumerated in any agreements or other limitations imposed in connection with its registrations, forms and reports filed with any Governmental or Regulatory Entity.  AGS has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required by Law to file with any Governmental or Regulatory Entity, and AGS has paid all fees and assessments due and payable in connection therewith.  The information contained in such registrations, forms and reports was true and complete in all material respects as of the date of filing thereof.  Each such registration is in full force and effect on the date of this Agreement.  Except as set forth in Schedule 4.6(c), and except for routine examinations conducted by any Governmental or Regulatory Entity in the regular course of business, no Governmental or Regulatory Entity has initiated any formal or informal Proceeding or investigation into the business or operations of AGS or any of its respective subsidiaries or affiliates.  Except as set forth on Schedule 4.6(c), there is no unresolved violation or deficiency identified by, or to AGS’s Knowledge, threatened by, any Governmental or Regulatory Entity with respect to AGS, the AGS Business or any of its respective subsidiaries or affiliates.

4.7.      Financial Statements. Schedule 4.7(a) includes accurate and complete copies of the following financial statements of AGS: (a) balance sheets as of June 30, 2011 and June 30, 2010; and (b) statements of income, statements of shareholders’ equity, and statements of cash flows for the fiscal years ended June 30, 2011, and June 30, 2010.  Schedule 4.7(b) includes an accurate and complete copy of a balance sheet of AGS as of November 30, 2011 (“Recent Balance Sheet”) and related financial statements, including statements of income, statements of members’ capital, and statements of shareholders equity prepared by the management of AGS on an ongoing basis since the beginning of the current fiscal year through November 30, 2011.  Each balance sheet included in the Financial Statements fairly presents the financial condition of AGS as of the date indicated therein.  Each of the income statements included in the Financial Statements fairly presents the results of operations of AGS as of the dates and for the periods indicated.  All of the Financial Statements were prepared in accordance with US GAAP, and all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made.  All of the normal recurring adjustments made to the Financial Statements are listed on Schedule 4.7(c).

4.8.      Operations Since the Date of the Recent Balance Sheet. Except as set forth on Schedule 4.8 or as specifically identified in this Agreement, since the Recent Balance Sheet, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of AGS.  Without limiting the generality of the foregoing, since the date of the Recent Balance Sheet and except as otherwise disclosed on Schedule 4.8:

(a)      AGS has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible, other than in the ordinary course of business;

(b)      AGS has not entered into any Contract, lease or license (or series of related Contracts, leases or licenses) outside the ordinary course of business;

(c)      No Person (including AGS) has accelerated, terminated, materially modified, canceled, or opted not to renew any Contract, lease or license (or series of related Contracts, leases or licenses) to which AGS or any subsidiary or affiliate of AGS is a party or by which AGS or any subsidiary or affiliate of AGS is bound;

(d)      Neither AGS nor any subsidiary or affiliate of AGS has imposed, granted, assumed or allowed any Encumbrance, other than a Permitted Lien, upon any of its Assets;

(e)      AGS has not increased, or authorized an increase in, the dividends, distributions, compensation or benefits paid or provided to its shareholders, directors, officers, employees, agents or representatives;

(f)       AGS has not made any capital expenditure (or series of related capital expenditures) in excess of Twenty-Five Thousand Dollars ($25,000.00);

(g)      AGS has not made any capital investment in, any loan to, or any acquisition of the securities or Assets of, any other Person;

(h)      AGS has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money;

(i)       AGS has not delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business;

(j)       AGS has not canceled, compromised, waived or released any right or Claim of AGS or any subsidiary or affiliate of AGS;

(k)      AGS has not granted any license or sublicense of any rights under or with respect to any AGS Intellectual Property outside the ordinary course of business;

(l)       AGS has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain any of its capital stock;

(m)     AGS has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees or shareholders;

(n)      AGS not entered into any employment agreement, Employee Benefit Plan or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement or Employee Benefit Plan;

(o)      Neither AGS nor any subsidiary or affiliate of AGS has done any act, or failed to do any act which has or could result in a breach of any Contract or Obligation of AGS or any subsidiary or affiliate of AGS;

(p)      There has been no material casualty loss affecting AGS, the AGS Business, the Specified Assets or financial condition of AGS;

(q)      AGS has not declared or paid any deferred bonuses or compensation due to any shareholder, director, officer, employee, or agent of AGS, except to the extent such deferred bonuses or compensation were accrued on the Recent Balance Sheet;

(r)       AGS has not made any change in accounting policies, principles, methods, practices or procedures (including, without limitation, for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(s)      AGS has not commenced or terminated, or made any material change in, any line of business;

(t)       AGS has not increased the compensation, salaries or wages payable or to become payable to any employee or agent of AGS;

(u)      No Proceeding has been commenced or, to AGS’s Knowledge, threatened by or against AGS; and

(v)      AGS has not committed to any of the foregoing.

4.9.      Tangible Assets. AGS has good and marketable title to all of its owned tangible Specified Assets, free and clear of any Encumbrances, except for Permitted Liens and as otherwise set forth in the Recent Balance Sheet and Schedule 4.9.  AGS is the sole and exclusive owner of all the Specified Assets and no other person or entity whatsoever has any right, claim or interest (equitable or otherwise) in any of the Specified Assets.  Schedule 4.9 sets forth a list of all equipment leases of AGS which are part of the Specified Assets and/or Specified Liabilities and which provide for annual payments in excess of One Thousand United States Dollars ($1,000.00) indicating: (a) the name of the lessee and the lessor (including any leases on which AGS is a guarantor); (b) description of the equipment; (c) current term; (d) monthly rental cost; and (e) lessor.

4.10.    Real Property. Schedule 4.10 includes a detailed list of all Real Property leased by AGS which is a part of the Specified Assets and/or the Specified Liabilities (the “AGS Leased Premises”), indicating: (a) the name of the tenant and any guarantors; (b) location; (c) term; (d) monthly base rent as of December 31, 2011; and (e) landlord.  AGS has good and marketable leasehold title to the AGS Leased Premises, free and clear of any Encumbrance except Permitted Liens.  None of the AGS Leased Premises, nor the possession, occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract to which AGS is a party or any Law relating to AGS’s ownership, possession, occupancy, maintenance or use of the AGS Leased Premises and no notice or threat from any lessor, Governmental or Regulatory Entity or other Person has been received by AGS claiming any violation of, or breach, default or liability under, any Contract to which AGS is a party or any Law relating to AGS’s possession, occupancy, maintenance or use of the AGS Leased Premises, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation thereat by AGS, or any of its respective affiliates.  Each location comprising the AGS Leased Property is in good condition and repair, free from any material defects, and is supplied with functional utilities and other services necessary for the normal and usual operation of said facilities.  AGS does not own any Real Property.

4.11.    Environmental Matters. Neither AGS, nor its directors, officers, employees, shareholders, agents, subsidiaries or affiliates has placed or caused to be placed, and there are no, Hazardous Substances in, on, under or migrating from the AGS Leased Premises (except ordinary office supplies and as in accordance with applicable Law).  The AGS Leased Premises and the operations of AGS thereon have been and currently are being operated by the AGS and its subsidiaries and affiliates in compliance with applicable Environmental Laws.

4.12.    Intellectual Property and Other Intangibles.

(a)      Schedule 4.12(a) lists all AGS Registered Intellectual Property and lists any proceedings or actions pending as of the Effective Time before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the AGS Registered Intellectual Property.

(b)      AGS has all requisite right, title and interest in or valid and enforceable rights under Contracts or licenses to use all AGS Intellectual Property. Each item of Intellectual Property of AGS, including, without limitation, all AGS Registered Intellectual Property listed in Schedule 4.12(a), is owned exclusively by AGS (excluding Intellectual Property licensed to the AGS under any license) and is free and clear of any Encumbrances. AGS owns exclusively all trademarks, service marks and trade names used by AGS in connection with the operation or conduct of the business of AGS; provided, however, that AGS may use trademarks, service marks and trade names of third parties which are licensed to AGS or are in the public domain.

(c)      To the extent that any AGS Intellectual Property has been developed or created by any Person other than AGS, AGS has a written agreement with such Person with respect thereto and AGS has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a license under or to such Intellectual Property.

(d)      Except in conjunction with the normal operation and conduct of the AGS Business in the ordinary course, including the sale of its services and the licensing of its Software, AGS has not transferred ownership of or granted any license of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was AGS Intellectual Property to any other Person.

(e)      The AGS Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the AGS Business, as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license and sale of the products, technology and services of AGS.

(f)       Schedule 4.12(f) lists all Contracts and licenses (including all inbound licenses) to which AGS is a party with respect to any Intellectual Property. No Person, other than AGS, has ownership rights to improvements made by AGS in Intellectual Property which has been licensed to AGS.

(g)      Schedule 4.12(g) lists all Contracts, licenses and agreements between AGS and any other Person wherein or whereby AGS has agreed to, or assumed, any Obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any Obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by AGS or such other Person of the Intellectual Property of any Person other than AGS.

(h)      Except as set forth in Schedule 4.12(h), the operation of the business of AGS, as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of AGS does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any license or Contract concerning such Intellectual Property or (iii) constitute unfair competition or an unfair trade practice under any Law, and AGS has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of AGS infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

(i)       Each item of AGS Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.  Schedule 4.12(i) lists all actions that must be taken by AGS within ninety (90) days from the Closing Date, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any AGS Registered Intellectual Property. In each case in which AGS has acquired ownership of any Intellectual Property from any Person, AGS has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to AGS and, to the maximum extent provided for by and required to protect AGS’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, AGS has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Entity, including the PTO or the U.S. Copyright Office.

(j)       There are no Contracts or licenses between AGS and any other Person with respect to AGS Intellectual Property under which there is any dispute (or, to AGS’s Knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or license, or performance under such Contract or license, including with respect to any payments to be made or received by AGS thereunder.

(k)      To AGS’s Knowledge, no Person is infringing or misappropriating any AGS Intellectual Property.

(l)       Except as set forth in Schedule 4.12(l), AGS has taken all commercially reasonable steps to protect its rights in confidential information and trade secrets of AGS or provided by any other Person to AGS subject to a duty of confidentiality. Without limiting the generality of the foregoing, AGS has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention assignment agreements substantially in the form set forth in Schedule 4.12(l), and all current and former employees, consultants and independent contractors of AGS have executed such an agreement and copies of all such agreements have been provided to Acquisition or made available to Acquisition for review.

(m)     No AGS Intellectual Property or product, technology or service of AGS is subject to any Order, Judgment or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any AGS Intellectual Property by AGS or that may affect the validity, use or enforceability of such AGS Intellectual Property.

(n)      No (i) product, technology, service or publication of AGS, (ii) material published or distributed by AGS or (iii) conduct or statement of AGS, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

(o)      Except as expressly set forth herein, neither this Agreement nor any Transactions to be accomplished pursuant to this Agreement will result in AGS granting any rights or licenses with respect to the AGS Intellectual Property or used by AGS in its business to any Person pursuant to any Contract to which AGS is a party or by which any of its Assets are bound.

(p)      Schedule 4.12(p) sets forth a list of (i) all Software and all other Intellectual Property which AGS has licensed from any third party which is used by AGS in its products or otherwise in the AGS Business (other than off-the-shelf software) and (ii) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by AGS. AGS has all rights necessary to the use of such software, “freeware” and “shareware.”

(q)      The products of AGS comply with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of AGS. There are no outstanding Claims (or facts known to AGS that are likely to lead to a Claim) for breach of warranties by AGS in connection with the foregoing.

(r)       AGS has taken all necessary steps to protect and preserve ownership of AGS Intellectual Property. AGS has secured valid written assignments from all consultants and employees who contributed to the creation or development of the AGS Intellectual Property.

(s)      AGS has delivered to Acquisition correct and complete copies of all AGS Registered Intellectual Property and AGS Intellectual Property and complete copies of all other written documentation evidencing AGS’s ownership and prosecution (if applicable) thereof.

(t)       AGS is in compliance with any and all security standards and disaster recovery plans maintained by AGS designed to protect AGS’s information technology.

(u)      To AGS’s Knowledge, there are no new products, inventions, procedures or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any process, product, technology or service of AGS.

(v)      As of or prior to the date of this Agreement, AGS has consummated the Intellectual Property Transfers.

4.13.    Contracts

Schedule 4.13 is an accurate and complete list of all of the following types of Contracts to which AGS is a party or by which AGS is bound as of the date of this Agreement (collectively, the “Specified Contracts”), grouped into the following categories: (a) agreements with customers, including shareholders, and any other entities from which revenues relating to the AGS Business may be derived at any time; (b) Contracts for the lease of the AGS Leased Premises or otherwise concerning the AGS Leased Premises used by AGS; (c) loan agreements, mortgages, notes, guarantees and other financing Contracts; (d) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, (e) Contracts for the purchase, license, lease and/or maintenance of Intellectual Property under which AGS is the purchaser, licensee, lessee or user, and other supplier Contracts; (f) employment, consulting and sales representative Contracts (excluding Contracts listed on Schedule 4.15(b), and excluding oral Contracts with employees for “at will” employment); (g) any other Contracts not otherwise disclosed on Schedule 4.13 related to Intellectual Property, technology or other Intangibles of AGS, including, but not limited to, any royalty agreements; and (h) other material Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 4.19 and excluding this Agreement.)  A description of each oral Specified Contract is included on Schedule 4.13, and copies of each written Specified Contract have been delivered to WidePoint and Acquisition.  Except as set forth on Schedule 4.13, with respect to each of the Specified Contracts, AGS is not in default thereunder and there has not occurred any event that would constitute a default thereunder with the passage of time, the giving of notice, or both.  Except as set forth on Schedule 4.13, to AGS’s Knowledge, none of the other parties to any Specified Contract is in default thereunder and there has not occurred any event that would constitute a default thereunder with the passage of time, the giving of notice or both.  Except as set forth on Schedule 4.13, AGS  has not given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms, and subject to obtaining the Consents indicated on Schedule 4.2, upon consummation of the transactions contemplated by this Agreement will continue to be legal, valid, binding, enforceable and in full force and effect on the terms substantially identical to those in effect immediately prior to the consummation of such transactions.  The Specified Contracts are all the material Contracts necessary and sufficient to operate the AGS Business as currently operated.

4.14.    Employees and Independent Contractors. Schedule 4.14(a) includes a list of all of the employees of AGS as of December 15, 2011, and lists: (i) their titles or responsibilities; and (ii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months.  Except as may be set forth in Schedule 4.14(a), since December 15, 2011, (i) no Person has accepted or been offered employment with AGS or any subsidiary or affiliate of AGS, (ii) no Person has commenced employment with AGS or any subsidiary or affiliate of AGS, and (iii) there are no pending or accepted employment offers or employment Contracts.

(b)      Except as may be set forth in Schedule 4.14(b) or as may be required by Law, as of the Closing Date, no employee of AGS or its affiliates or subsidiaries will be entitled to receive any golden parachute or severance payment upon the termination of their employment with AGS.  Except as limited by any employment Contracts listed on and attached to Schedule 4.13 and except for any limitations of general application which may be imposed under applicable employment Laws, AGS has the right to terminate the employment of each of its employees at will and without incurring any penalty or liability.  Except as set forth on Schedule 4.14(b), each of AGS’s current employees has signed an employee agreement which contains certain restrictive covenants substantially in the form attached to Schedule 4.14(b). Except as indicated on Schedule 4.14(b), since June 30, 2011, no employee of AGS having an annual salary of $25,000.00 or more has indicated to AGS or to such employee’s appropriate manager an intention to terminate or has terminated his or her employment with AGS.  To AGS’s Knowledge, no employee or group of employees has indicated to AGS that such employee or group of employees will cease to continue to be employees of the AGS Business as operated by Acquisition following the Closing.

(c)       Schedule 4.14(c) includes a list of all independent contractors performing services for AGS as of the date of this Agreement.  AGS has never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of AGS.  To AGS’s Knowledge, no independent contractors performing services on AGS Government Contracts are not eligible to work on such Government Contracts as outlined in FAR Subpart 9.4.

(d)      Except for the claims settled as set forth on Schedule 4.14(d), no unresolved claim has been asserted by any of the employees arising out of or related to his or her employment with AGS and/or the termination thereof. AGS is in compliance in all material respects with all Laws respecting employment practices and has no outstanding investigations with respect thereto.

4.15.    Employee Benefit Plans.

(a)      AGS does not have, and never has had, any ERISA Affiliates.

(b)      Except for the SIMPLE 401(k) Savings Plan maintained by Comstructure LLC and set forth on Schedule 4.15(b) (the “Plan”), neither AGS nor any affiliate or subsidiary of AGS (i) has established, maintained or contributed to or been obligated to contribute to any ERISA Plan and no such Person has any current or contingent obligation to contribute to any ERISA Plan; (ii) has any plan or commitment to establish any ERISA Plan or modify any ERISA Plan currently in effect (except to the extent required by Law); and (iii) has never maintained, established, sponsored, participated in, contributed to, or been obligated to contribute to any plan subject to Title IV or ERISA or Section 412 of the Code, and at no time has AGS or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. The Plan has an IRS determination letter affirming the qualified status of the Plan within the meaning of Section 401 of the Code and remained in full compliance with the provisions of the Code both in form and in operation through the Plan termination on June 30, 2011. AGS represents that it will comply with Plan termination requirements as specified under Section 401 of the Code, including amending the Plan document, distributing all assets, and timely filing a final Form 5500.  AGS acknowledges that compliance with all plan termination requirements, including under Section 401 of the Code, remains their sole responsibility and such responsibilities shall not transfer to Acquisition or WidePoint as part of the Transactions contemplated by this Agreement. With respect to any unfunded employee or discretionary employer contributions to the Plan, AGS will have made, on or before the Closing Date, all contributions required to be made on or prior to such date.

(c)      AGS represents that the Plan has been maintained and administered in material compliance with its provisions and with all applicable Laws, including ERISA, COBRA and all applicable rules and regulations promulgated by the DOL.  As required under Section 412 of ERISA, AGS has properly maintained required bonding insurance for the Plan as required under Section 401 of the Code. Further, AGS and all fiduciaries of the Plan have complied with the provisions of the Plan document and with all applicable Laws, including ERISA and the Code and the regulations and rulings thereunder.  AGS represents that no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 or ERISA, and not otherwise exempt under Section 408 or ERISA, has occurred with respect to the Plan.

(d)      With respect to the Plan, there are no pending Proceedings that have been asserted or, to the best of AGS’s Knowledge, threatened with regard to the Plan, the assets of any of the trusts under such Plan, the Plan sponsor, the Plan administrator or any fiduciary of any such Plan (other than routine benefit claims), and, to AGS’s Knowledge, there are no facts which could form the basis for any such Proceeding.

(e)      With respect to the Plan, except as set forth on Schedule 4.15(e), there are no investigations or audits of the Plan, any trusts under such Plan, the Plan sponsor, the Plan administrator or any fiduciary of such Plan that have been instituted or, to AGS’s Knowledge, threatened, and, to AGS’s Knowledge, there are no facts which could form the basis for any such investigation or audit.  Except as set forth on Schedule 4.15(e), no event has occurred nor will occur which will result in AGS having any liability after the Closing Date in connection with any ERISA Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or any ERISA Affiliate, other than liability to make contributions or pay benefits as they become due under the terms of such Plans in the normal course.

(f)       Except as set forth on Schedule 4.15(f), AGS has not established any Post-Retirement or Welfare Benefit Plan (“Welfare Plan”) within the meaning of Section 419(e) of the Code to provide life, health, disability, long-term care insurance and post-retirement medical or other welfare benefits to any employee, former employee (including employees of predecessors), director, consultant or other Person or affiliates that perform services within or outside of the United States, except for those continuation benefits as required by COBRA and/or any similar state Law. AGS has not otherwise promised or separately entered into any Contract with any employee, former employee (including employees of predecessors), director, consultant or other Person or affiliates granting participation in any welfare or post-retirement benefit plans.

(g)      Except as set forth on Schedule 4.15(g), neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from AGS under any ERISA Plan or Welfare Plan; (ii) increase any benefits otherwise payable under any such plans; or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

4.16.    Customers and Prospective Customers; Suppliers.

(a)      Schedule 4.16(a) is a complete list of all customers and prospective customers of AGS as of the date of this Agreement, and for each prospective customer the list indicates the name, address and contact person thereat, and for each customer the list indicates: (a) name and address; (b) number of years as a customer with AGS, as applicable; and (c) account balances for customers, in each case, as of December 31, 2009, December 31, 2010, and November 30, 2011.  Except as set forth on Schedule 4.16(a), none of the existing customers of AGS has given notice or otherwise indicated that it will or intends to terminate or not renew its Contract before the scheduled expiration date or otherwise terminate its relationship with AGS.  To AGS’s Knowledge, the Transactions will not materially adversely affect relations with any of the customers or prospective customers of AGS.  Except as disclosed in Schedule 4.16(a), no such customer is, to AGS’s Knowledge, threatened with bankruptcy or insolvency.

(b)      Schedule 4.16(b) is a list of the ten (10) largest suppliers of goods and services to AGS based on the dollar value of goods and services purchased by AGS for the period commencing December 1, 2010 and ending November 30, 2011.  For each supplier the list indicates (a) name and address; and (b) number of years as a supplier to AGS.  Except as set forth on Schedule 4.16(b), none of the suppliers of AGS has given notice or otherwise indicated that it will or intends to terminate or not renew its Contract before the scheduled expiration date or otherwise terminate its relationship with AGS.  To AGS’s Knowledge, the Transactions will not materially adversely affect relations with any of the suppliers of AGS.  Except as disclosed in Schedule 4.16(b), no such supplier is, to AGS’s Knowledge, threatened with bankruptcy or insolvency.

4.17.    Tax Matters.

(a)      Provision for Taxes.  The provision made for Taxes on the Financial Statements is sufficient for the payment of all Taxes at the date of the Financial Statements and for all years and periods prior thereto.  Since the date of the Financial Statements, AGS has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices.  The charges, accruals, and reserves for Taxes with respect to AGS for any tax period (or portion thereof) ending on or before Closing Date (a “Pre-Closing Tax Period”) (including any Pre-Closing Tax Period for which no Tax Return has yet been filed) reflected on the books of AGS (excluding any provision for deferred income taxes) are adequate to cover such Taxes.

(b)      Tax Returns Filed.  Schedule 4.17(b) is an accurate and complete list of all Tax Returns filed by AGS for all taxable periods ending on or after December 31, 2009.  Accurate and complete copies of all federal, state, local and foreign income, franchise and sales and use Tax Returns on such list have been made available or delivered to WidePoint.  Except as set forth on Schedule 4.17(b): (i) all Tax Returns required to be filed by or on behalf of AGS or its subsidiaries have been timely filed taking into account any extensions that may have been filed; (ii) all such Tax Returns were true, correct, and complete in all respects; (iii) all Taxes owed thereon by AGS or any subsidiary of AGS have been paid or adequately accrued; and (iv) no claim has ever been made by an authority in a jurisdiction where AGS and/or its subsidiaries do not file Tax Returns that AGS or any subsidiary of AGS is or may be subject to Tax by that jurisdiction or authority.

(c)      Withholding.  AGS has duly withheld and paid all Taxes which it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, agent, representative, contractor, supplier, or other third party of AGS.

(d)      Tax Audits.  The federal and state income or franchise Tax Returns of AGS and its subsidiaries have never been audited by the IRS or by the appropriate state taxing authority for any period.  Neither AGS nor any subsidiary of AGS has received from the IRS or from the Tax authorities of any state, county, local or other jurisdiction (i) any notice of underpayment of Taxes or other deficiency which has not been paid or (ii) any objection to any Tax Return they have filed.  There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a Tax assessment or deficiency.  No officer (or employee responsible for Tax matters) of AGS expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax of AGS or any subsidiary of AGS either: (A) claimed or raised by any authority in writing; or (B) as to which any officer (and employees and agents responsible for Tax matters) of AGS has any knowledge.

(e)      Consolidated Group.  Except as set forth on Schedule 4.17(e), AGS has never been a member of an affiliated group of corporations that filed a consolidated tax return.  AGS does not have any liability for the Taxes of any person or entity under Reg. § 1.1502-6 (or any corresponding or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)       Other.  AGS has not: (i) filed any consent or agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) applied for any Tax ruling; (iii) entered into a closing agreement as described in Code Section 7121 or otherwise (or any corresponding or similar provision of state, local, or foreign Tax law) with any Tax authority; (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred); (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code; or (vi) been a party to any Tax allocation or Tax sharing agreement.  AGS is not and never was a “United States real property holding company” within the meaning of Section 897 of the Code.  There are no liens or other security interests for Taxes on the assets of AGS, except for liens for current Taxes not yet due and payable.  No property of AGS is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or secures any debt the interest on which is exempt from Tax under Section 103 of the Code.  AGS has neither agreed, nor is required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise.  AGS does not have in effect any election for federal income tax purposes under Sections 108, 168, 338, 341, 441, 471, 1017, 1033, 1502, or 4977 of the Code.  AGS has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.  AGS has not participated in an international boycott as defined in Code Section 999.  AGS does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.  AGS is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which they may be subject or which they may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.  AGS will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; or (B) prepaid amount received on or prior to the Closing Date.

(g)      Pass-through Entities.  Schedule 4.17(g) lists every corporation, limited liability company, partnership, and other entity, whether or not such entity is disregarded for Tax purposes, in which AGS has an ownership interest.

(h)      Tax Positions.  AGS has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.  AGS has not received a tax opinion with respect to any transaction relating to AGS other than a transaction in the ordinary course of business.  AGS is not the direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the same economic effect with respect to any transaction or tax opinion relating to AGS.  AGS is not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code.  AGS is not a party to a lease arrangement involving a defeasance of rent, interest or principal.

(i)       Tax Classification.  AGS is classified and taxed as a corporation for all federal, state, and local income and franchise Tax purposes.

4.18.    Proceedings and Judgments. Except as described on Schedule 4.18: (a) no Proceeding is currently pending or, to AGS’s Knowledge, threatened against AGS, any officer, employee, director or agent of AGS, or any Major Shareholder in connection with AGS; (b) no Judgment is currently outstanding against AGS, any officer, employee, director or agent of AGS, or any Major Shareholder in connection with AGS; and (c) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature (collectively, “Claims”) has been asserted, or, to AGS’s Knowledge, threatened by or against AGS, by or against any officer, employee, director or agent of AGS, or by or against any Major Shareholder in connection with AGS, and, to AGS’s Knowledge, there is no basis for any such claim against AGS.  As to each matter described on Schedule 4.18, accurate and complete copies of all pertinent pleadings, Judgments, correspondence and other legal documents have been delivered to WidePoint and Acquisition.

4.19.    Insurance. Schedule 4.19 is an accurate and complete list of all Insurance Policies (excluding Insurance Policies described on Schedule 4.15(b)) currently owned or maintained by AGS.  Except as indicated on Schedule 4.19, all such Insurance Policies are on an “occurrence” rather than a “claims made” basis.  AGS has not received written notice of cancellation with respect to any such current Insurance Policy.  Except as indicated on Schedule 4.19, accurate and complete copies of all Insurance Policies described on Schedule 4.19 have been delivered or made available to WidePoint and Acquisition.  Each such Insurance Policy is in full force and effect.  Except as described on Schedule 4.19, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.19 in excess of $5,000, individually or in the aggregate.

4.20.    Questionable Payments. None of the officers, directors, representatives, agents or employees of AGS nor any Major Shareholder: (a) has used or is using any funds of AGS for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any funds of AGS for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of monies or other properties of AGS; (e) has made any false or fictitious entries on the Books and Records of AGS; or (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using funds of AGS or otherwise on behalf of AGS.

4.21.    Related Party Transactions. Except as described on Schedule 4.21, and except for any employment Contracts listed on Schedule 4.13 and any Employee Benefit Plans, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among AGS on the one hand, and any current or former owner, officer, director, shareholder, employee, or controlling Person of AGS (or any of its predecessors) or any affiliate of AGS (or any of its predecessors) on the other hand.

4.22.    Brokerage Fees. No Person acting on behalf of AGS is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

4.23.    Acquisition Proposals. Except as set forth on Schedule 4.23, since January 1, 2011, AGS has not, directly or indirectly, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with any Person or group (other than WidePoint and its officers, employees, representatives and agents and any Governmental or Regulatory Entities) concerning any sale of all or substantially all of the Assets of AGS, any sale of shares of capital stock or other securities of AGS, or any merger, consolidation or similar transaction involving AGS.

4.24.        Government Contracts.

(a)      Schedule 4.24(a) contains a complete and correct list of all Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the five (5) year period prior to the Closing Date. For each Government Contract disclosed, Schedule 4.24(a) also contains a complete and correct list of all contracting officers’ contact information, including without limitation, full names, addresses and phone numbers.

(b)      Schedule 4.24(b) accurately reports for each Government Contract the total net payments made as of the Closing Date, payments due for work performed, and AGS’s best estimate of total projected value.

(c)      Except as set forth in Schedule4.24(c), neither AGS nor any subsidiary of AGS has bid on or been awarded any “small business set aside contract,” “woman-owned set aside contract,” any other “set aside contract” or other order or Contract requiring small business or other special status at any time during the last five (5) years. Except as disclosed in Schedule 4.24(c), AGS does not have any Knowledge that any of the expected sales or orders of AGS or any subsidiary of AGS will be lost, and/or that the customer relations of AGS will be damaged, as a result of Acquisition continuing the operations of AGS as an entity that does not qualify as a small business concern.

(d)      Except as set forth on Schedule 4.24(d), AGS and each subsidiary of AGS is, and has been since five (5) years prior to the Closing Date, in compliance with all terms and conditions of each Government Contract, and neither AGS nor any subsidiary of AGS has received notice of any breach or violation of any contract requirement or Law or regulation pertaining to any Government Contract. No contract termination, default notice or show cause notice is, or since the date five (5) years prior to the Closing Date has been, in effect pertaining to any Government Contract.

(e)      Except as set forth on Schedule 4.24(e), neither (i) AGS, nor any of its partners, subsidiaries, members, or officers, nor (ii) any of their respective predecessors, has been debarred, suspended or excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs nor has any debarment, suspension or exclusion proceeding been initiated against AGS or any of its subsidiaries, predecessors, partners, shareholders, directors, or officers.

(f)      Except as set forth on Schedule 4.24(f), there have been no actions or Proceedings involving or related to AGS or any of its predecessors, subsidiaries, partners, shareholders, directors, officers or employees with respect to an alleged or potential violation of a contract requirement or applicable Law pertaining to any Government Contract, since the date ten (10) years prior to the Closing Date.

(g)      Except as set forth on Schedule 4.24(g), neither AGS nor any subsidiary of AGS has conducted any internal investigation in connection with which AGS or any subsidiary of AGS has engaged any outside legal counsel, auditor, accountant or investigator, or made any disclosure to any Governmental or Regulatory Entity or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of applicable Law with respect to any Government Contract.

(h)      Neither AGS, nor any of the employees, officers, shareholders, directors, partners, subsidiaries, principals, agents or assignees of AGS, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

(i)       All representations, certifications and statements executed, acknowledged or submitted by or on behalf of AGS or any subsidiary of AGS to a Governmental or Regulatory Entity, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since five (5) years prior to the Closing Date, including (but not limited to) any statements made in connection with the Procurement Integrity Law, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations, contract clauses, representations or certifications, were and still are complete and correct in all material respects.

(j)       Neither AGS nor any subsidiary of AGS has any pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract, nor is there any claim or anticipated claim against AGS or any subsidiary of AGS by any customer agency with respect to any Government Contract, including, but not limited to, any claim for a reduction in price under any Government Contract. To the Knowledge of AGS, there exists no basis for a claim of liability against AGS or any subsidiary of AGS by any Governmental or Regulatory Entity under the Truth in Negotiations Act and/or as a result of defective cost and pricing data submitted by AGS or any subsidiary of AGS to any Governmental or Regulatory Entity.

(k)      Neither AGS nor any subsidiary of AGS has any pending actions or Proceedings against it by any Person, including, but not limited to, any claim for infringement of a patent, trademark, copyright or trade secret whose use is connected with the performance of a Government Contract.

4.25.    Full Disclosure. No representation or warranty made by AGS or the Major Shareholders in this Agreement, as modified by the disclosure schedules to this Agreement (the “Disclosure Schedules”): (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect.  The copies of documents attached to or specifically identified or referenced in the Disclosure Schedules are accurate and complete and are not missing any amendments or modifications thereto (except as indicated on the Disclosure Schedules).  Except as may be set forth in any schedule attached to this Agreement, since the date of the Recent Balance Sheet, no fact has occurred that has not been disclosed to WidePoint in this Agreement (including the Disclosure Schedules), or otherwise in writing, that has had or, so far as can be reasonably foreseen, will have a Material Adverse Effect or a material adverse effect on the business or financial condition of Acquisition after the Closing and in each case, which Material Adverse Effect or material adverse effect is or will be material under either US GAAP or applicable legal principles to AGS, the AGS Business or the business of Acquisition after the Closing, as applicable, or any material adverse effect on the ability of any party to perform their respective obligations under this Agreement; provided, however, that none of the following shall constitute a Material Adverse Effect for purposes of this Section 4.25: (x) any circumstance, change or effect affecting generally the United States economy or world equity markets or any material portion thereof; (y) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (z) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of WidePoint, Acquisition or any of their affiliates.

4.26.    Financial Adequacy. AGS is financially solvent, able to pay its Obligations as they become due, and is without any material risk of filing for bankruptcy, being declared bankrupt, and/or not continuing its business as a “going concern.”

4.27.    No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements, there are no material liabilities of AGS or affecting any of its Assets or the AGS Business.

4.28.    Accounts Receivable. Except as set forth in Schedule 4.28, the accounts and notes receivable of AGS reflected on the Financial Statements (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) to AGS’s Knowledge, are not subject to any valid set-off or counterclaim, (d) have been collected or are fully collectible net of reserves according to their terms in amounts not less than the aggregate amounts thereof carried on the Books and Records of AGS and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

4.29.    Inventory. Except to the extent reserved or provided for in the Financial Statements, all inventory of AGS reflected on the balance sheets included in the Financial Statements consisted of a quality and quantity usable and saleable in the ordinary course of business. Except as disclosed in the notes to the Financial Statements, all items included in the inventory of AGS are the property of AGS, free and clear of any Encumbrance, are not held by AGS on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Entities.

4.30.    Banks and Brokerage Accounts. Schedule 4.30 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which AGS or any subsidiary of AGS has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of AGS having signatory power with respect thereto.

4.31.    Warranty Obligations.

(a)      Schedule 4.31(a) sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of AGS and its subsidiaries in respect of any of the products and services of AGS or its subsidiaries, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or threatened dispute. True and correct copies of the Warranty Obligations have been made available to Acquisition prior to the execution of this Agreement.

(b)      Except as disclosed in Schedule 4.31(b), (i) there have not been any deviations from the Warranty Obligations, and no salesperson, employee or agent of AGS or any subsidiary of AGS is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheets included in the Financial Statements reflect reasonable reserves for Warranty Obligations. All products manufactured or designed by AGS and its subsidiaries, and all products licensed, leased, rented or sold by AGS or its subsidiaries to other Persons, (A) are free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all respects.

4.32.    Assignment and Transfer of Assets. There is no Intellectual Property, Contract or other Asset in use in the AGS Business that is owned or leased by any Major Shareholder or any other Person, other than AGS, that have not been or will not have been assigned to AGS prior to the Closing.  No other Person, including, but not limited to, any Major Shareholder, has or will have any rights therein as of Closing.

4.33.    Financial Projections. AGS has made available to Acquisition certain financial projections with respect to the AGS Business.  AGS represents and warrants that such projections were prepared in good faith and are based on assumptions AGS believes are reasonable as of the Closing Date.

SECTION 5:  REPRESENTATIONS AND WARRANTIES OF WIDEPOINT AND ACQUISITION

Knowing that AGS is relying thereon, WidePoint and Acquisition, jointly and severally, make the following representations and warranties to AGS.

5.1.      Organization. WidePoint is a corporation that is validly existing and in good standing under the Laws of the State of Delaware.  Acquisition is a corporation, validly existing and in good standing under the Laws of the State of Delaware.  WidePoint and Acquisition each possess the full power and authority to own their respective Assets and conduct their respective businesses as and where presently conducted.  All of the issued and outstanding shares of capital stock of Acquisition are owned by WidePoint.

5.2.      Effect of Agreement. Each of WidePoint’s and Acquisition’s execution, delivery and performance of this Agreement, and its consummation of the Transactions: (a) has been duly authorized by all necessary actions by the Board of Directors of both WidePoint and Acquisition, as applicable, and has been duly authorized by all necessary action on behalf of each WidePoint and Acquisition, as applicable; (b) does not constitute a violation of or default under their respective organizational documents; (c) does not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which WidePoint or Acquisition is a party or by which WidePoint or Acquisition is bound; (d) does not constitute a violation of any Law, Judgment or Order that is applicable to them or to their respective businesses or Assets, or to the Transactions; and (e) except as set forth on Schedule 5.2, does not require the Consent of or approvals, or filings or registrations with, any Person.  This Agreement constitutes the valid and legally binding agreement of each of WidePoint and Acquisition, enforceable against each of them in accordance with its terms.

5.3.      Regulatory Matters. To the actual knowledge of Steve Komar and James McCubbin, there are no facts or circumstances pertaining to WidePoint or Acquisition that would: (a) cause any Governmental or Regulatory Entity to not approve the purchase of the AGS Business and the Specified Assets from AGS by Acquisition; (b) cause any Governmental or Regulatory Entity to revoke or materially restrict any authorizations held by AGS as a result of the Asset Purchase; (c) cause any Governmental or Regulatory Entities whose approval is necessary to permit consummation of the Transactions contemplated hereby to not approve of the transactions contemplated by this Agreement; or (d) materially and adversely affect Acquisition’s ability to conduct the AGS Business after the Closing as conducted by AGS immediately prior to Closing.

5.4.      Brokerage Fees. No Person acting on behalf of WidePoint or Acquisition is or shall be entitled to any brokerage or finder’s fee in connection with the Transactions.

5.5.      Operations of Acquisition. As of the Closing Date and immediately prior to the Closing, Acquisition will not be engaged in any activities whatsoever other than the taking of actions necessary for the performance of its obligations hereunder, and will have no assets (including without limitation subsidiaries or investments or other ownership interests in any other Person) or liabilities of any kind whatsoever.

SECTION 6:  CERTAIN OBLIGATIONS PENDING CLOSING

6.1.      Access. Between the date of this Agreement and the Closing Date, AGS shall, upon reasonable notice and in a manner not unduly disruptive to the daily operations of AGS: (a) permit WidePoint and its authorized representatives to have reasonable access to the facilities and offices of AGS during normal business hours, observe the operations of AGS, meet with the officers and employees of AGS, and audit, examine and copy the files, books and records of AGS; and (b) provide to WidePoint and its authorized representatives all information concerning AGS, and its business, Assets and financial condition, that WidePoint reasonably requests; and (c) shall accommodate in good faith any reasonable requests by WidePoint to contact customers, prospects and suppliers of AGS.

6.2.      Conduct of Business. Between the date of this Agreement and the Closing Date, except with the prior written consent of WidePoint, which shall not be unreasonably withheld or delayed, or as otherwise expressly contemplated by this Agreement or disclosed in the Disclosure Schedules hereto:

(a)      Current Practices.  AGS shall: (i) conduct its business in a diligent manner and comply in all material respects with all Laws and Orders applicable to it; (ii) not make any material change in its business practices; and (iii) use its commercially reasonable efforts to preserve its business organization intact in all material respects, keeping available the services of its current officers, employees, salesmen, agents and representatives, and maintaining the good will of its customers, suppliers and other Persons having business relations with it.  The Major Shareholders, who are actively involved in the management and operations of AGS, shall remain actively involved in managing AGS, consistent with their past practices.

(b)      Consult with WidePoint.  When reasonably requested by WidePoint, the management of AGS shall consult with the management of WidePoint, or its representatives, as to the business and affairs of AGS.

(c)      Outside the Ordinary Course.  Except in the ordinary course of its business consistent with its past practices, and except in connection with Assets not included in the Specified Assets or Obligations not included in the Specified Liabilities, AGS shall not: (i) create or assume any Encumbrance upon the AGS Business or the Specified Assets except for Permitted Liens; (ii) incur any Obligation relating to or affecting any of the Specified Assets or that would constitute a Specified Liability; (iii) make any loan or advance that would constitute a Specified Liability; (iv) assume, guarantee or otherwise become liable for any Obligation of any third party that would constitute a Specified Liability; (v) commit for any capital expenditure that would constitute a Specified Liability; (vi) sell, abandon or otherwise dispose of any Specified Assets; (vii) waive any right or cancel any debt or claim included in the Specified Assets; (viii) assume or enter into any Contract other than this Agreement (and any other Contract contemplated herein); (ix) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, agents or representatives; or (x) do anything else outside the ordinary course of its business consistent with its past practices, whether or not specifically described in any of the foregoing clauses, that impacts a Specified Asset or would constitute a Specified Liability.

(d)      In the Ordinary Course.  Even in the ordinary course of its business consistent with its past practices, AGS shall not: (i) incur any Obligation relating to or affecting any of the Specified Assets or that would constitute a Specified Liability, or enter into any Contract (excluding customer Contracts and related commitments entered into in the ordinary course of business consistent with past practices), involving, in any single case, an amount exceeding $25,000.00, individually or in the aggregate; or (ii) make any distribution to a shareholder or affiliate.

(e)      Other Business Requirements.  AGS shall use commercially reasonable efforts to: (i) maintain or cause to be maintained the Specified Assets, the AGS Leased Premises, and its Tangible Property in good condition, ordinary wear and tear excepted; (ii) maintain its Contracts, Employee Benefit Plans, Insurance Policies and Permits in full force and effect; (iii) repair, restore or replace any of its Tangible Property that is damaged, destroyed, lost or stolen; (iv) comply in all material respects with all applicable Laws; (v) properly file all Tax Returns and reports required to be filed by it; and (vi) fully pay when due all Taxes payable by it.

(f)       Other Limitations.  AGS shall not: (i) breach or cause a breach by it under any material Contract, Employee Benefit Plan, Insurance Policy or Permit; (ii) adopt or enter into any new Employee Benefit Plan or modify any existing Employee Benefit Plan, except if such amendment is required by the Code, ERISA or other applicable Law or is contemplated by this Agreement; (iii) participate in any merger, consolidation, reorganization, sale of assets, or creation of any Obligation affecting any of the Specified Assets and/or the Specified Liabilities of AGS, other than the Transactions; (iv) begin to engage in any new type of business; (v) acquire the business or any bulk Assets of any other Person; (vi) completely or partially liquidate or dissolve; or (vii) terminate any part of its business.

(g)      Good Standing.  Except as specifically provided for in this Agreement, AGS shall maintain its existence and good standing in its jurisdiction of formation and, as applicable, each jurisdiction where it is qualified or registered to do business as a foreign corporation.  AGS shall not amend its Organizational Documents.

(h)      Commitments.  AGS shall not enter into any Contract that commits it to take any action or omit to take any action that would be inconsistent with any of the provisions of this Section 6.2 or any other provisions of this Agreement.

6.3.      Certain Business Matters. AGS shall fully pay all deferred bonuses and similar special compensation due to employees or consultants of AGS that shall have been accrued before Closing.

6.4.      Acquisition Proposals. Except as contemplated by this Agreement, between the date of this Agreement and the Closing Date, AGS shall not, and AGS shall use its commercially reasonable efforts to cause each and every director, officer, employee, representative or agent of AGS, not to, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than WidePoint and its officers, employees, representatives and agents or in connection with the Asset Purchase and the Intellectual Property Transfers) concerning any bulk sale of any Assets of AGS, any sale of equity interests or other securities of AGS, or any merger, consolidation or similar transaction involving AGS.  AGS shall immediately advise WidePoint, and communicate to WidePoint the terms of, any such inquiry or proposal received by any or all of them.

6.5.      [Intentionally deleted]

6.6.      [Intentionally deleted]

6.7.      Advice of Changes.

(a)      Between the date of this Agreement and the Closing Date, AGS shall promptly advise WidePoint, in writing, of any fact of which AGS obtains Knowledge that causes a breach of its representations and warranties made as of the date of this Agreement, or if AGS becomes aware of the occurrence after the date of this Agreement of any fact that would (except as expressly contemplated by this Agreement, including the Disclosure Schedules hereto) cause or constitute a breach of any representation or warranty of AGS (other than a representation or warranty that by its terms speaks as of the date of this Agreement) had such representation or warranty been made as of the time of occurrence or discovery of such fact.  WidePoint and Acquisition shall have the option to terminate this Agreement without any liability whatsoever in the event of any adverse change disclosed pursuant to this Section 6.7(a).

(b)      Between the date of this Agreement and the Closing Date, WidePoint and Acquisition shall promptly advise AGS, in writing, of any fact of which any of them obtains knowledge and that, if existing or known as of the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement.

6.8.      Commercially Reasonable Efforts. AGS, the Major Shareholders, Acquisition and WidePoint shall each use commercially reasonable efforts to consummate the Transactions contemplated by this Agreement as of the earliest practicable date.  Neither AGS, any Major Shareholder, Acquisition nor WidePoint shall take, or cause to be taken, or to the best of their ability permit to be taken, any action that would impair the prospect of completing the Transactions contemplated by this Agreement, except actions required to be taken under or in order to comply with applicable Law.

6.9.      Regulatory Applications.

(a)      AGS, the Major Shareholders, Acquisition and WidePoint shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, registrations, consents, approvals and authorizations of all Governmental or Regulatory Entities necessary to consummate the transactions contemplated by this Agreement.  AGS and WidePoint agree that they will consult with the other with respect to the obtaining of all material permits, consents, approvals and authorizations of Governmental or Regulatory Entities necessary or advisable to consummate the Transactions, including without limitation any necessary SEC, NYSE/AMEX, or other approval, and each will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)      AGS, each Major Shareholder, Acquisition and WidePoint agree, upon request, to furnish the other parties to this Agreement with all information as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party or Governmental or Regulatory Entity.

6.10.    Confidentiality. Unless and until the Closing occurs, each party shall, and shall cause its respective directors, officers, counsel and other authorized representatives and affiliated parties to, hold in strict confidence, and not disclose to any other Person, and not use in any way except in connection with the consummation of the Transactions contemplated by this Agreement, all information obtained from the other parties to this Agreement or their respective representatives in connection with the Transactions.  In the event that this Agreement is terminated or the Transactions shall otherwise fail to be consummated, each party shall use commercially reasonable efforts to cause all copies of documents or extracts thereof it holds and data as to the other parties to be destroyed or returned to the party that originally provided such documents.  In the event the Transactions are consummated, then the parties shall issue a joint press release relating to the Transactions which is mutually acceptable to AGS and WidePoint.

6.11.    HSR Act Compliance. The parties represent and agree that the Transactions will not require any party to file or cause to be filed with the Federal Trade Commission and/or the United States Department of Justice any information under the HSR Act.  In the event any filing or information is required to be filed under the HSR Act, then WidePoint shall have the option to terminate this Agreement without any liability whatsoever.

SECTION 7:  COVENANTS OF AGS

7.1.      Certain Acknowledgements. From and after the Closing Date, each of AGS and the Major Shareholders expressly acknowledges that:

(a)      WidePoint expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its services, product offerings and customer base, and improve and develop its technology, products and services.

(b)      In connection with the Transactions, during their tenure as a shareholder, consultant, officer and/or employee of AGS before Closing, and, if applicable, during their tenure as an employee of, or a consultant to, Acquisition after Closing, the persons executing employment agreements or consulting agreements with Acquisition who are currently employed by AGS have had and will continue to have access to, receive, learn, develop and/or conceive proprietary and confidential knowledge and information relating to WidePoint and Acquisition; such knowledge and information must be kept in strict confidence to protect WidePoint and Acquisition and to maintain WidePoint’s competitive position in the marketplace; and such knowledge and information would be useful to competitors of WidePoint for indefinite periods of time.

(c)      The covenants of this Section 7 (the “Covenants”) are a material part of the agreement among the parties hereto and are an integral part of the obligations of AGS and the Major Shareholders; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of WidePoint and Acquisition.

7.2.      Nondisclosure Covenants. AGS and the Major Shareholders recognize and acknowledge that as of the Closing, such Persons have knowledge of confidential and proprietary information concerning WidePoint, Acquisition, the AGS Business and the Specified Assets and Specified Liabilities, including information relating to financial statements, clients, customers, potential clients or customers, employees, agents, suppliers, equipment, designs, drawings, programs, strategies, analyses, Intellectual Property, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, prospects or other proprietary information (“Confidential Information”).  In light of the foregoing, at all times after the Closing Date, except with the written consent of WidePoint and Acquisition, AGS and each Major Shareholder (except in such Major Shareholder’s capacity as an employee or consultant of Acquisition or WidePoint) shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent disclosure of any such information (a) is required by Law, (b) is in the public domain through no wrongful act on the part of AGS, such Major Shareholder, or any of their respective affiliates or agents or (c) in the event that such party reasonably believes after consultation with counsel that it, he or she is required by Law to disclose any Confidential Information; provided that prior to any such disclosure believed by such party to be required by Law, such party shall (i) to the extent permitted by Law, provide WidePoint and Acquisition with prompt notice before such disclosure so that WidePoint and Acquisition may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) cooperate with WidePoint and Acquisition in attempting to obtain such order or assurance.

7.3.      Noncompetition Covenants.

(a)      During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, except with WidePoint’s prior written consent, none of the Major Shareholders shall, and AGS shall not, directly or indirectly, in any capacity, at any location in the United States of America, throughout which jurisdiction AGS and the Major Shareholders hereby acknowledge that the AGS Business currently operates:

(i)       Solicit, or participate as an employee, agent, consultant, owner, lender, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits business from any Person that is or was a supplier or customer of the AGS Business or any portion thereof during the three-year period preceding the date of such solicitation, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the AGS Business or any portion thereof or which otherwise relate to a Competing Business.

(ii)      Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a Competing Business; provided, however, that nothing herein shall prevent AGS or any Major Shareholder from being a passive owner of not more than 1% of the outstanding capital stock of any class of a corporation which is engaged in a Competing Business and which is publicly traded, so long as neither AGS nor such Major Shareholder has any participation in the business of such corporation.

(iii)     Disparage, denigrate or belittle in any manner reasonably likely to be seen, overheard or communicated to any party outside of WidePoint any Intellectual Property, technology, products or services of Acquisition or any of its subsidiaries no matter when or how acquired.

(iv)     Knowingly solicit or encourage or attempt to influence, or cause any third party to encourage or attempt to influence, any employee to leave the employment of Acquisition or WidePoint.

(v)      Employ or otherwise retain the services of any Person who was employed or retained by AGS or any subsidiary, affiliate or predecessor of AGS to perform services for AGS or such subsidiary, affiliate or predecessor during the eighteen (18) month period immediately preceding the Closing Date.

7.4.      Enforcement of Covenants. AGS and each Major Shareholder expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to WidePoint and Acquisition for which money damages could not adequately compensate.  If a breach of the Covenants occurs, WidePoint and Acquisition shall be entitled, in addition to all other rights and remedies that WidePoint and Acquisition may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining AGS and any Major Shareholder, as applicable, and all other Persons involved therein from continuing such breach.  The existence of any claim or cause of action that AGS, any Major Shareholder, or any such other Person may have against WidePoint or Acquisition shall not constitute a defense or bar to the enforcement of any of the Covenants.  If WidePoint or Acquisition must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

7.5.      Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto.  If any Covenant is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

7.6.      Novations and Consents.  AGS and the Major Shareholders shall cooperate with Acquisition and WidePoint and do all acts necessary to obtain (a) any approvals and consents required or deemed advisable by Acquisition with respect to the Non-Assigned Contracts, and (b) any approvals and novations with respect to the Government Contracts listed on Schedule 4.24(a) required by any Governmental and Regulatory Entity due to the Transactions contemplated under this Agreement.

7.7.      Termination of Encumbrances.  AGS and the Major Shareholders shall cooperate with Acquisition and WidePoint and do all acts necessary to remove any and all Encumbrances to which the Specified Assets shall be subject as of the Closing Date.

7.8.      Dissolution of AAMS.  AGS and the Major Shareholders shall cooperate with Acquisition and WidePoint and do all acts necessary to (i) dissolve and wind up the operations of AAMS and (ii) facilitate the entering into by Acquisition and GPXS Services AG of a new joint venture or other business relationship between Acquisition and GPXS Services AG.

SECTION 8: CLOSING CONDITIONS

8.1.      Conditions to AGS’s Obligations to Effect the Asset Purchase. Each obligation of AGS to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8.1, except to the extent that such satisfaction is waived by AGS in writing.

(a)      WidePoint’s Representations.  All representations, warranties and certifications made by WidePoint and Acquisition in this Agreement, including in any Disclosure Schedule, shall be true and correct in all respects as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be so true and correct only as of such specified date).

(b)      WidePoint’s Performance.  All of the covenants and agreements in this Agreement to be satisfied or performed by WidePoint or Acquisition on or before the Closing Date shall have been satisfied or performed in all material respects.

(c)      Absence of Proceedings.  No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of or any of the Transactions.

(d)      Approval by Shareholders and Directors of AGS and Subsidiaries.  AGS shall have received all necessary approval(s) from the shareholders and Board of Directors of AGS with respect to the Asset Purchase, this Agreement and any and all Transactions contemplated hereby, including, but not limited to, the Pre-Closing Transfers and the Pre-Closing Matters, together with the approval(s) from any other Person having any rights which require obtaining an approval for the Transactions.  AGS shall have also received all necessary approvals from the shareholders and Board of Directors of its subsidiaries and affiliates with respect to the Transactions contemplated hereunder, including, but not limited to, the Pre-Closing Matters and the Pre-Closing Transfers.

(e)      Absence of Adverse Changes.  Since the date of this Agreement, there shall not have been any change which would have an adverse effect on the business, financial condition or results of operations of WidePoint taken as a whole, which adverse effect is or will be material, under either US GAAP or applicable legal principles, to WidePoint or WidePoint’s business, provided, that, none of the following shall constitute a material adverse effect for purposes of this Section 8.1(e): (i) any circumstance, change or effect generally affecting companies acting in the same industry as WidePoint, including, without limitation, any change in the accounting rules, Laws or regulations generally affecting such industry; (ii) any circumstance, change or effect affecting generally the United States economy or world equity markets or any material portion thereof; (iii) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (iv) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of AGS.

(f)       Consents.  [Intentionally deleted]

(g)      Regulatory Approvals.  Copies of all required Consents of Governmental and Regulatory Entities shall have been obtained.  Additionally, none of the consents referred to above shall include any condition applicable to Acquisition’s operations after the Closing which is, in the reasonable judgment of AGS, materially adverse in any manner to Acquisition’s operations after the Closing; provided, however, that any condition that constitutes a requirement that Acquisition comply, and Acquisition’s operations be conducted in accordance with, applicable Law shall not be deemed to be materially adverse for purposes of this Section 8.1(g).

(h)      Receipt of Deliveries.  AGS shall have received the deliveries required to be delivered by WidePoint and Acquisition pursuant to Section 9.3.

8.2.      Conditions to WidePoint’s and Acquisition’s Obligations to Effect the Asset Purchase. Each obligation of WidePoint and Acquisition to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Section 8.2, except to the extent that such satisfaction is waived by WidePoint, in writing.

(a)      Representations of AGS and the Major Shareholders.  All of the representations, warranties and certifications made by AGS and the Major Shareholders in this Agreement, including in any Disclosure Schedule, shall be true and correct in all respects as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be so true and correct only as of such specified date).

(b)      Performance of AGS.  All of the covenants and agreements in this Agreement to be satisfied or performed by AGS and the Major Shareholders on or before the Closing Date shall have been satisfied or performed in all material respects.

(c)      Absence of Proceedings.  No Proceeding shall have been instituted, no Judgment shall have been issued, and no new Law shall have been enacted, on or before the Closing Date, that seeks to or does prohibit or restrain, or that seeks damages as a result of, the consummation of or any of the Transactions.

(d)      Absence of Adverse Changes.  Since the Date of this Agreement, there shall not have been any change which would have a Material Adverse Effect or any material casualty loss affecting the Specified Assets or financial condition of AGS or the AGS Business which would have a Material Adverse Effect or any material change in the Specified Liabilities, in each case which Material Adverse Effect is or will be material under either US GAAP or applicable legal principles to AGS or the AGS Business; provided, that, none of the following shall constitute a Material Adverse Effect for purposes of this Section 8.2(d): (i) any circumstance, change or effect arising out of, resulting from or relating to the announcement or pendency of the Transactions or compliance with the terms of, or the taking of any action required by, this Agreement; or (ii) any circumstance, change or effect arising out of, resulting from or relating to any act or omission of WidePoint or any of its Affiliates.

(e)      Consummation of Pre-Closing Transfers.  Prior to the date of this Agreement, all transactions constituting the Pre-Closing Transfers, including, but not limited to, the Intellectual Property Transfers, shall have been consummated, with evidence thereof in form and substance acceptable to Acquisition and WidePoint being attached hereto as Schedule 8.2(e).

(f)       [Intentionally deleted]

(g)      Written Agreements with Consultants and Employees.  Prior to Closing, each of the persons named in Schedule 8.2(g) shall enter into and execute employment agreements substantially in the forms attached hereto as Exhibits D-1 and D-2, as applicable, with Acquisition.

(h)      [Intentionally deleted]

(i)       Regulatory Approvals.  Copies of all required Consents of Governmental and Regulatory Entities shall have been obtained.  Additionally, none of the consents referred to above shall include any condition applicable to Acquisition’s operations after the Closing which is, in the reasonable judgment of WidePoint, materially adverse in any manner to Acquisition’s operations after the Closing; provided, however, that any condition that constitutes a requirement that Acquisition comply and Acquisition’s operations be conducted in accordance with applicable Law shall not be deemed to be materially adverse for purposes of this Section 8.2(i).

(j)       Minimum Financial Condition.  The Specified Assets shall be subject to certain minimum amounts, the Specified Liabilities shall be subject to certain maximum amounts, and the AGS Business acquired by Acquisition shall be subject to certain minimum financial requirements, all as determined by WidePoint and Acquisition and set forth in Schedule 8.2(j) hereto.

(k)      Consummation of Pre-Closing Matters.  The actions set forth on Schedule 8.2(k) (the “Pre-Closing Matters”) shall have been consummated by AGS and its subsidiaries and such evidence of the consummation of such matters as WidePoint and Acquisition shall reasonably request shall be delivered to WidePoint and Acquisition.

(l)       Related Party Notes.  AGS shall have caused all Related Party Notes to be paid in full and cancelled or converted into the common stock of AGS on or prior to the Closing Date.

(m)     Receipt of Deliveries.  Acquisition and WidePoint shall have received the deliveries required to be delivered by AGS and the Major Shareholders pursuant to Section 9.2.

SECTION 9:  CLOSING AND OBLIGATIONS AT CLOSING

9.1.      Closing. The closing of the Transaction (the “Closing”) will take place at the offices of Foley & Lardner LLP, 3000 K Street, N.W., Sixth Floor, Washington, D.C. 20007 or at such other place as the parties hereto mutually agree, at 12 p.m., local time on: (a) December 31, 2011, provided that all conditions set forth in Section 8 have been satisfied, or if permissible, waived in accordance with this Agreement; or (b) on such other date mutually agreeable to the parties hereto on which all such conditions have been satisfied, or if permissible, waived in accordance with this Agreement (such date on which the Closing occurs shall be the “Closing Date”).  At the Closing there shall be delivered to WidePoint, Acquisition and AGS the certificates and other documents and instruments required to be delivered under Sections 8 and 9.

9.2.      AGS’s Obligations at Closing. At the Closing, AGS and the Major Shareholders shall deliver, or cause to be delivered, as applicable, the following to WidePoint and Acquisition:

(a)      Specified Assets.  Possession and control of the AGS Business, all of the Specified Assets, the AGS Leased Premises and all of AGS’s Tangible Property, including all applicable keys, access cards and other entry devices.

(b)      Documents of Transfer.  Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as WidePoint or Acquisition may reasonably require in order to lawfully and effectively sell, transfer, assign and convey to Acquisition all right, title and interest in and to all of the Specified Assets, in each case in form reasonably acceptable to WidePoint, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by AGS and any other necessary entities.

(c)      Compliance Certificates.  A certificate executed by an officer of AGS and each Major Shareholder certifying that each of the representations, warranties and certifications made by such party in this Agreement, including in any Disclosure Schedules, is true and correct in all respects as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and that all of the covenants and agreements in this Agreement to be satisfied or performed by such party on or before the Closing Date have been satisfied or performed in all material respects.

(d)      Update of Certain Information.  A document or set of documents identifying: (i) all Specified Contracts (grouped by the categories set forth in Section 4.13) to which AGS is a party or by which AGS is bound that have been entered into or by which AGS has become bound subsequent to the date hereof and through the Closing Date; (ii) all Specified Contracts terminated subsequent to the date hereof and through the Closing Date which are terminable at will or which by their terms terminate prior to the Closing Date; (iii) all new employees who have been hired by AGS and all independent contractors who have been engaged by AGS, in each case subsequent to the date hereof and through the Closing Date and the applicable information regarding each such employee and independent contractor required to be set forth with respect to employees and independent contractors in Schedule 4.14; (iv) all bonuses paid or adjustments to compensation of the employees made in the ordinary course of business, consistent with AGS’s past practice, subsequent to the date of this Agreement and through the Closing Date; and (v) each new customer of AGS who has become such subsequent to the date hereof and through the Closing Date and the applicable information regarding each such customer required to be set forth with respect to customers in Schedule 4.16.

(e)      [Intentionally deleted]

(f)       Certified Approvals of AGS.  Certified copies of the approvals of the directors and shareholders of AGS authorizing and approving this Agreement and the consummation of the Transactions to which AGS is a party.

(g)      Incumbency Certificate of AGS.  Incumbency certificates relating to each person executing (as an officer or otherwise on behalf of another person) this Agreement and any other document or instrument executed and delivered to WidePoint or Acquisition by AGS pursuant to the terms hereof.

(h)      Executed Employment and/or Consulting Agreements.  Executed copies of the agreements required pursuant to Section 8.2(g).

(i)       Executed Debt Subordination Agreement.  An executed copy of that certain Debt Subordination Agreement, dated as of the Closing Date, by and among, AGS, WidePoint, Acquisition and various other parties (“Debt Subordination Agreement”).

(j)       Amendment to Articles of Incorporation. An amendment to AGS’s articles of incorporation changing its name to a name that is not similar to “Avalon Global Solutions,” “AGS” or any other name used in the AGS Business, and such other documents as are necessary to reflect such change in the other jurisdictions where it is qualified to do business.

(k)      [Intentionally deleted]

(l)       [Intentionally deleted]

(m)     Other Documents.  All other agreements, certificates and instruments reasonably requested by WidePoint or Acquisition in order to fully consummate and make effective the Transactions and carry out the purposes and intent of this Agreement.

9.3.      WidePoint’s and Acquisition’s Obligations at Closing. At the Closing, WidePoint and Acquisition shall deliver the following to AGS:

(a)      Notes Payable.  The One Million Dollar Note Payable and the Three Million Dollar Note Payable.

(b)      Assumption of Liabilities.  Such undertakings and instruments of assumption as AGS may reasonably require in order to evidence the assumption by Acquisition of the Specified Liabilities, in each case in a form reasonably acceptable to AGS, dated as of the Closing Date, and duly executed and, if necessary, acknowledged by Acquisition.

(c)      Compliance Certificate.  A certificate executed by the chief executive officer or chief financial officer of WidePoint and a certificate executed by an officer of Acquisition that each of the representations, warranties and certifications made by WidePoint and Acquisition in this Agreement, including in any Disclosure Schedule, is true and correct as of the Closing Date (except those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and that all of the covenants and agreements in this Agreement to be satisfied or performed by WidePoint or Acquisition on or before the Closing Date have been satisfied or performed in all material respects.

(d)      Certified Resolutions.  A certified copy of the resolutions of the Board of Directors of both WidePoint and Acquisition authorizing and approving this Agreement and the consummation of the Transactions with respect to each of WidePoint and Acquisition.

(e)      Incumbency Certificates.  Incumbency certificates relating to each person executing on behalf of WidePoint and Acquisition (as a corporate officer or otherwise on behalf of another person) this Agreement and any other document or instrument executed and delivered to AGS by WidePoint or Acquisition pursuant to the terms hereof.

(f)       Executed Debt Subordination Agreement.  An executed copy of the Debt Subordination Agreement.

(g)      [Intentionally deleted]

(h)      Other Documents.  All other agreements, certificates and instruments reasonably requested by AGS in order to fully consummate and make effective the Transactions and carry out the purposes and intent of this Agreement.

SECTION 10:  TERMINATION, AMENDMENT AND WAIVER

10.1.    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a)      by mutual written agreement of the parties hereto duly executed and delivered;

(b)      by either WidePoint or Acquisition, on one hand, or AGS on the other hand, upon written notification to the non-terminating party by the terminating party:

(i)       at any time after January 15, 2012, if the Asset Purchase shall not have been consummated on or prior to such date and such failure to consummate the Asset Purchase is not caused by a breach of this Agreement by the terminating party;

(ii)      if any Governmental or Regulatory Entity, the taking of action by which is a condition to the obligations of AGS, WidePoint or Acquisition to consummate the Transactions, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

(iii)     if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach cannot be cured or has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such thirty (30) day period; or

(iv)     if any court of competent jurisdiction or other competent Governmental or Regulatory Entity shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Asset Purchase or any of the other Transactions.

10.2.    Effect of Termination. If this Agreement is validly terminated by either WidePoint or Acquisition on the one hand, or AGS on the other, pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either WidePoint and Acquisition on one hand or AGS and the Major Shareholders, on the other (or any of their respective representatives or affiliates), except:  (i) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement; (ii) that the provisions of Sections 6.10 and 14.1 and, except as provided in the next succeeding sentence, the provisions with respect to expenses in Section 14.2 will continue to apply following any such termination; and (iii) that the Debt Payoff Escrow Amount and the Escrow Amount shall be released from escrow and returned to Acquisition.  Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1(b)(iii), AGS will remain liable to WidePoint and Acquisition for any breach of this Agreement by AGS existing at the time of such termination, and WidePoint and Acquisition will remain liable to AGS for any breach of this Agreement by WidePoint and Acquisition existing at the time of such termination, and WidePoint and Acquisition, on one hand, or AGS and the Major Shareholders, on the other hand, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

10.3.    Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective duly authorized officer or other representative of each of the parties hereto at any time prior to the Closing, whether prior to or after adoption of this Agreement by AGS’s shareholders, but after such adoption and approval only to the extent permitted by applicable Law.  No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

10.4.    Waiver. Subject to the other terms and conditions of this Agreement, at any time prior to the Closing any party hereto, by action taken by or on behalf of its duly authorized officer or other representative, as the case may be, may to the extent permitted by applicable Law: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

SECTION 11:  CERTAIN OBLIGATIONS OF AGS AFTER CLOSING

11.1.    Transition and Cooperation. From and after the Closing Date: (a) AGS shall fully cooperate to transfer to WidePoint the control and enjoyment of the AGS Business and the Specified Assets; and (b) AGS shall not, in bad faith, take any action or fail to take any action directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by WidePoint through Acquisition of the AGS Business and the Specified Assets.

11.2.    Use of Names. Beginning immediately after the Closing Date, AGS shall not use, and shall cease all existing use, of all entity names, fictitious names, product names and other names that are included as part of the Specified Assets, except as may be necessary to perform their obligations hereunder or as may be necessary to exercise any rights or take any actions relating to the Assets of AGS that are not Specified Assets or the Obligations of AGS that are not Specified Liabilities.  Upon WidePoint’s or Acquisition’s request, AGS shall promptly sign all Consents and other documents that may be necessary to allow Acquisition to use or appropriate the use of any name used by AGS or any subsidiary of AGS at any time on or before the Closing Date.  Within five (5) business days following the Closing Date, AGS shall file an amendment to its articles of incorporation changing the name of AGS to a name not similar to AGS.

11.3.    Contract Matters. After the Closing, each Non-Assigned Contract as to which the Contract Rights of AGS would otherwise be included in the Specified Assets but for the fact that the required Consent or novation for such Contract shall not have been obtained at or prior to the Closing Date (“Transferred Contract”) shall be handled in accordance with the following provisions, to the fullest extent permitted pursuant to such Transferred Contracts and applicable Law:

(a)      Consent.  AGS shall use commercially reasonable efforts to cooperate with Acquisition in Acquisition’s efforts to obtain Consent to the assignment of such Transferred Contract or a novation of such Transferred Contract, as applicable.  If and when Consent to assignment or novation of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 11.3.

(b)      Subcontracting.  AGS shall use commercially reasonable efforts to make available to Acquisition all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner reasonably requested by WidePoint or Acquisition to the fullest extent permitted pursuant to the Transferred Contract and applicable Law, and Acquisition shall be considered an independent subcontractor or sublessee of AGS, or an agent of AGS, with respect to all matters concerning such Transferred Contract.  Without limiting the foregoing, Acquisition shall be considered AGS’s agent for purposes of (i) collecting all amounts that may be due from the other party or parties to such Transferred Contract; and (ii) negotiating or otherwise handling all disputes and issues that may arise in connection with such Transferred Contract, other than such disputes or issues as to which AGS is obligated to indemnify WidePoint or Acquisition hereunder.  Until Consent to assignment or novation of each Transferred Contract is obtained, Acquisition shall use commercially reasonable efforts to perform in accordance with the provisions of such Transferred Contract.  Acquisition shall be entitled to retain all payments due from the other party or parties under the Transferred Contracts.  Without Acquisition’s prior written consent, AGS shall not agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall AGS exercise any Contract Right under such Transferred Contract.

(c)      Acquisition’s Instructions.  At Acquisition’s direction and expense, AGS shall (a) notify the other party or parties to such Transferred Contract that Acquisition is AGS’s subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Acquisition; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Acquisition determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Acquisition determines, in its sole discretion, to be advisable.

(d)      Collateral Assignment.  Effective as of the Closing Date, AGS hereby collaterally assigns to Acquisition, and grants to Acquisition a security interest in, all of AGS’s contract rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of AGS’s obligations under this Section 11.3.  AGS shall deliver to Acquisition at Closing possession of any original executed copy of such Transferred Contract in the possession of AGS.  Effective as of the Closing Date, AGS hereby appoints Acquisition as AGS’s attorney to take such actions, in AGS’s name and on its behalf, as such attorney determines, in its sole discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder including the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its sole discretion, to be necessary or advisable for such purposes.

(e)      Further Assurances.  At any time and from time to time after the Closing Date, at Acquisition’s request and expense, and without further consideration, AGS shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Acquisition may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.  Without limiting the generality of the foregoing, AGS shall timely file all Tax Returns and pay all Taxes required to be filed and paid with respect to the Assets, business and operations of AGS for all periods beginning before and ending on the Closing Date.

11.4.    Corporate Existence.  In no event shall the Major Shareholders permit AGS to be wound up or dissolved or to otherwise terminate its corporate existence prior to April 15, 2015.

SECTION 12:  OPERATIONS OF ACQUISITION AFTER CLOSING

12.1.    Acquisition’s Operations during Clawback Period. During the Clawback Period, WidePoint and Acquisition agree that (i) the AGS Business acquired by Acquisition shall be operated solely by Acquisition and Acquisition’s sole business operations shall consist of the AGS Business and (ii) Acquisition’s business operations shall be conducted in accordance with the commercially reasonable directions of the Board of Directors of Acquisition, taking into account, among other things, the impact of their decisions on the ability of AGS to qualify to eliminate any potential reduction of principal and interest outstanding under the Three Million Dollar Note Payable pursuant to Sections 3.3(a) and 3.3(b); provided, however, that notwithstanding anything contained in this Agreement to the contrary, in the event WidePoint and/or Acquisition determines in its commercially reasonable business judgment that it is not commercially reasonable or practical to continue to operate the business of Acquisition with the Specified Assets and Specified Liabilities acquired in the Transactions, then WidePoint and Acquisition shall not have any further obligations to support the AGS Business as acquired by Acquisition under this Agreement, and nothing herein shall affect the sole and exclusive ownership by Acquisition of the Specified Assets.

SECTION 13:  INDEMNIFICATION

13.1.    Indemnification Adjustment. The Purchase Price shall be reduced from time to time by the full aggregate amount (the “Indemnification Adjustment”) owed to WidePoint or Acquisition under this Section 13 as adjusted, if applicable, to reflect the provisions of Sections 13.6 and 13.7, as a result of any Indemnification Matters (as defined in Section 13.5).

13.2.    Indemnification by AGS. From and after the Closing Date, AGS and the Major Shareholders shall indemnify, defend and hold harmless WidePoint, Acquisition, and their respective successors and permitted assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, judgments and settlements, including reasonable attorneys’ fees and court costs incurred by such Persons, arising out of or caused by, directly or indirectly, any of the following:

(a)      Any breach by AGS or any Major Shareholder of any warranty or representation made by AGS or any Major Shareholder in or pursuant to this Agreement;

(b)      Any failure or refusal by AGS or any Major Shareholder to satisfy or perform any covenant of such Person in this Agreement required to be satisfied or performed by any or all of them;

(c)      Any deficiency, adjustment or assessment for Taxes made against or imposed upon AGS (or any of its subsidiaries, affiliates, predecessors, shareholders or successors);

(d)      Any Obligation of AGS other than those expressly included in the Specified Liabilities, including: (i) any of the types of Obligations specifically excluded from the Specified Liabilities under Section 2.2; (ii) any such Obligation that may be imposed upon Acquisition as a result of the failure by AGS to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the Transactions contemplated by this Agreement; and (iii) any such Obligation that may be imposed upon Acquisition or its affiliates as a result of any Law under which Acquisition or its affiliates may have successor liability for any Tax or other Obligations of AGS for all periods ending on or before the Closing Date and the pre-Closing portion of any period that begins before the Closing Date and ends after the Closing Date.

(e)      Any Proceeding or Claim against Acquisition or WidePoint by or on behalf of any employee of AGS who is not employed by Acquisition at the Closing.

(f)       Any Proceeding or Claim against Acquisition by or on behalf of any Person who, after the Closing hereunder, purchases or receives any equity interest in AGS, which Proceeding relates to AGS, its business, Assets or ownership.

(g)      Any Proceeding or Claim against Acquisition or WidePoint by or on behalf of any Person who, before or after the Closing hereunder, asserts any claim against AGS or any Major Shareholder relating to AGS, its business, Assets or ownership.

13.3.    Limitation of Indemnification. No indemnification is provided hereunder with respect to any financial projection, pro forma statement or forward-looking statement.

13.4.    WidePoint’s Indemnification. From and after the Closing Date, WidePoint shall indemnify, defend and hold harmless AGS and its directors, officers, employees, representatives, heirs, estates, personal representatives and agents, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, judgments and settlements, including reasonable attorney’s fees and court costs incurred by such persons, arising out of or caused by, directly or indirectly, any of the following:

(a)      Any breach by WidePoint or Acquisition of any warranty or representation made by WidePoint or Acquisition in or pursuant to this Agreement;

(b)      Any failure or refusal by WidePoint or Acquisition to satisfy or perform any covenant of such person in this Agreement required to be satisfied or performed by either or both of them;

(c)      Any Obligations arising after the Closing Date with respect to any Specified Asset or Specified Liability; and

(d)      Any Obligations arising after the Closing Date with respect to Transferred Contracts subject to the provisions of Section 11.3; and

(e)      Except to the extent to which indemnification is provided pursuant to Section 13.2, and except for Obligations of AGS pursuant to this Agreement, any Obligations of Acquisition or any of its subsidiaries arising from or attributable to all periods beginning after the Closing Date and the post-Closing portion of any period that begins before the Closing Date and ends after the Closing Date.

13.5.    Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which WidePoint or Acquisition, on the one hand, or AGS and the Major Shareholders, on the other hand, as applicable (the “Indemnitee”), is entitled to indemnification from the other, as applicable (the “Indemnitor”), under Section 13.2 or Section 13.4:

(a)      Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor (“Claim Notice”) of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Claim Amount”), together with copies of any such written documents.  Failure to give such notice shall not affect the Indemnitor’s duty or obligations under this Section 13, except: (i) to the extent Indemnitor is prejudiced thereby; or (ii) as otherwise provided in Section 13.5(c).  For avoidance of doubt, in the event that AGS and the Major Shareholders shall be the Indemnitor, a Claim Notice shall be properly delivered for purposes of this Section 13.5 if such Claim Notice is addressed to AGS at the address set forth in Section 14.3 of this Agreement and such delivery shall constitute notice to each Major Shareholder.

(b)      If a third party action, suit, claim or demand is involved, then, upon receipt of notice from the Indemnitee of such third party action, suit, claim or demand (“Indemnification Notice”), the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that: (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and the Indemnitee shall not consent to any Judgment or agree to any settlement without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice and at the Indemnitor’s expense, assume control over the Defense and the Indemnitee shall not consent to any Judgment or agree to any settlement, without the Indemnitor’s prior written consent, which consent shall not be unreasonably withheld.  In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

(c)      The final amount owed by the Indemnitor to the Indemnitee (if any) shall be determined by a final Judgment (without further right of appeal) or by a settlement agreement or similar Contract executed by the parties involved, and shall be adjusted, if applicable, to reflect the provisions of Sections 13.6 and 13.7 (“Indemnification Amount”). At any time after such Judgment is rendered or such settlement agreement or similar Contract is executed, the Indemnitee may give notice to the Indemnitor (“Payment Notice”) demanding payment of the Indemnification Amount.

(d)      In cases where the Indemnitor is AGS and the Major Shareholders, the Indemnification Amount owed by the Indemnitor to the Indemnitee shall be paid as follows, in the order set forth below, until such Indemnification Amount shall be fully satisfied:

(i)       First, from the Escrow Amount, in accordance with the terms of the Escrow Agreement, until the Escrow Amount is fully depleted, which amount shall be paid within five (5) business days after the Payment Notice is given;

(ii)      Second, in the event that the Indemnification Amount shall exceed the funds then remaining in the Escrow Amount, then the remaining portion of such Indemnification Amount shall be paid by reducing the outstanding principal amount of the One Million Dollar Note Payable, plus any interest accrued thereon, until the One Million Dollar Note Payable shall be fully depleted, with such deduction to take place within five (5) business days after the Payment Notice is given;

(iii)     Third, in the event that the Indemnification Amount shall exceed the amounts paid under Sections 13.5(d)(i) and 13.5(d)(ii), then the remaining portion of such Indemnification Amount shall be paid by reducing any amounts then due and payable to AGS under the Three Million Dollar Note Payable as a result of Acquisition achieving certain AGS Adjusted Gross Profit targets set forth on Annex A attached hereto, with such deduction to take place within five (5) business days after the Payment Notice is given;

(iv)     Fourth, in the event that the Indemnification Amount shall exceed the amounts paid under Sections 13.5(d)(i), 13.5(d)(ii) and 13.5(d)(iii), then any remaining amounts shall be paid by AGS within sixty (60) days following the delivery of an additional Payment Notice to AGS demanding payment of the remaining portion of such Indemnification Amount;

(v)      Fifth, in the event that AGS shall fail to fully satisfy the remaining portion of such Indemnification Amount within such sixty (60) – day period, then any remaining amount shall be paid by the Major Shareholders on a Pro Rata Basis, with each such payment to be made within five (5) business days following the expiration of the 60-day period set forth in Section 13.5(d)(iv) above, subject to the applicable Major Shareholder Cap; and

(vi)     Sixth, in the event that the Indemnification Amount shall exceed the amounts paid under Sections 13.5(d)(i), 13.5(d)(ii), 13.5(d)(iii), 13.5(d)(iv) and 13.5(d)(v), then the remaining portion of such Indemnification Amount shall be paid by reducing any amounts due and payable in the future to AGS under the Three Million Dollar Note Payable as a result of Acquisition achieving certain AGS Adjusted Gross Profit targets set forth on Annex A attached hereto at a future date, until the Three Million Dollar Note Payable shall be fully depleted.

(vii)    In the event that the principal amount of the One Million Dollar Note Payable or the Three Million Dollar Note Payable shall be reduced in accordance with this Section 13.5(d), AGS shall have the right to receive a Replacement Note in accordance with the provisions of Section 3.7.

(viii)   For purposes of Section 13.5(d)(v), a Major Shareholder’s “Pro Rata Basis” shall be determined by dividing the number of shares of AGS capital stock owned by such Major Shareholder as of the Closing Date by the total number of shares of AGS capital stock owned by all Major Shareholders as of the Closing Date. For example, if a Major Shareholder owns 1,000,000 shares of AGS capital stock and the total number of shares of AGS capital stock owned by all the Major Shareholders combined is 10,000,000 shares, such Major Shareholder would be liable to pay 10% (1,000,000/10,000,000) of any such amount owed, subject to the applicable Major Shareholder Cap.

(ix)     The “Major Shareholder Cap” shall mean the limit for which a Major Shareholder shall be liable to indemnify Acquisition and/or WidePoint under Section 13.5(d)(v), with such amount as set forth on Schedule 13.5(d)(ix) for each Major Shareholder.

(e)      In cases where the Indemnitor is WidePoint or Acquisition, WidePoint or Acquisition shall pay the Indemnification Amount to AGS within five (5) business days after the Payment Notice is given.  Such payment may be made either by submitting payment by wire transfer of immediately available United States federal funds or by certified check.

13.6.    Limits on Indemnification. With respect to all Indemnification Matters, the Indemnitor shall not be liable as to any such Indemnification Matter for which the Indemnitee does not give a Claim Notice to the Indemnitor in accordance with Section 13.5(a) within thirty-six (36) months following the Closing Date.

(b)      No amount shall be payable by the Indemnitor under this Section 13 unless and until the aggregate amount otherwise payable by such Indemnitor with respect to all Indemnification Matters under this Section 13 exceeds Fifty Thousand Dollars ($50,000.00)(“Basket Amount”); but in such event, the Indemnitee shall be entitled to indemnification in full, without regard to the Basket Amount, related to all Indemnification Matters payable by Indemnitor, including all future amounts that become payable by such Indemnitor under this Section 13 from time to time thereafter.  For avoidance of doubt, the parties hereby agree that for purposes of determining whether the Basket Amount has been exceeded with respect to amounts otherwise due and owing by AGS and the Major Shareholders under this Section 13 as Indemnitor, such determination shall be made based on the amounts due and owing by AGS and the Major Shareholders under this Section 13 on a combined basis without regard to the payment provisions of Section 13.5(d) or any Major Shareholder Cap. For example, if WidePoint and Acquisition shall deliver a Payment Notice to AGS and the Major Shareholders in the amount of $75,000 and the application of the provisions of Section 13.5(d) results in a Major Shareholder owing $5,000, such Major Shareholder shall owe the full amount as the determination of whether the Basket Amount has been exceeded shall be based on the aggregate amount payable of $75,000, not such Major Shareholder’s individual liability.

(c)      In the event that any breach of the representations and warranties made by AGS and/or the Major Shareholders in this Agreement shall result in an indemnification claim by WidePoint and/or Acquisition under Section 13.2(a) of this Agreement, and the breach of such representation and warranty underlying such claim shall result in a reduction of the AGS Adjusted Gross Profit for the applicable calendar year, AGS and the Major Shareholders shall not be liable to WidePoint or Acquisition under this Section 13 with respect to such indemnification claim in the event that the AGS Adjusted Gross Profit for such calendar year shall be no less than the 2012 AGP Floor or the 2013 AGP Floor, as applicable based on the calendar year in which such indemnification claim is made.  The parties hereto agree and acknowledge that the provisions of this Section 13.6(c) shall not alter the obligations of the parties with respect to the indemnification procedures set forth in Section 13.5 but shall merely delay AGS’s obligation, if any shall ultimately be determined, to indemnify Acquisition or WidePoint pending the determination of AGS Adjusted Gross Profit for the applicable calendar year, as set forth above.

13.7.    Exceptions to Limitations. The limitations set forth in Section 13.6 shall not apply in the case of any Indemnification Matter involving: (a) record or beneficial ownership of any of the equity interests of AGS; (b) title to or infringement caused by any Intellectual Property, technology, service or product which, at any time before Closing, was marketed, licensed, maintained, supported, owned, or claimed to have been owned by AGS or any affiliate, predecessor or subsidiary of AGS; (c) Taxes of AGS or any subsidiary, predecessor or affiliate of AGS; (d) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.9, 4.11, 4.12, 4.15, and 4.18; (e) the covenants and agreements set forth in Sections 7 and 11; and (f) any indemnification claim made by WidePoint or Acquisition pursuant to Sections 13.2(d), 13.2(e) and 13.2(f).  Any claim made by a party hereunder by giving the other party a written Claim Notice thereof prior to the termination of the period set forth in Section 13.6, as adjusted by this Section 13.7, for such claim shall be preserved despite the subsequent termination of such time period.

(b)      Notwithstanding anything to the contrary set forth in this Section 13, in the event of any Indemnification Matter involving intentional misrepresentation, fraud or any criminal matter, (i) the limitations set forth in Section 13.6 shall not apply and (ii) the liability of the Major Shareholders under this Section 13 for any such Indemnification Matter shall be joint and several and shall not be subject to any Major Shareholder Cap.

SECTION 14:  OTHER PROVISIONS

14.1.    Publicity. At all times after the Closing Date, without the prior written consent of the other parties, no party hereto shall make any public announcement regarding the Transactions, except as required by the applicable regulations or rules of the SEC, NYSE/AMEX or any Governmental or Regulatory Entities.

14.2.    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, WidePoint shall pay all of the fees and expenses incurred by it and/or Acquisition on the one hand, and AGS shall pay all of the fees and expenses incurred by it on the other hand, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the Transactions.

14.3.    Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five (5) business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid.  Notices also may be given by prepaid facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence.  Notices shall be sent to the parties at their respective addresses set forth below.  Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 14.3, provided that any such change of address notice shall not be effective unless and until received.

If to WidePoint or Acquisition to:

Mr. James T. McCubbin
WidePoint Corporation
7926 Jones Branch Drive
Suite 520
McLean, Virginia 22102

with a copy to:

Foley & Lardner LLP
3000 K Street, N.W.
Washington, D.C. 20007-5143
Fax No. (202) 672-5399
Attention:  Thomas L. James, Esquire

If to AGS or the Major Shareholders to:

Avalon Global Solutions, Inc.
5950 Canoga Avenue, Suite 590
Woodland Hills, CA 91367
Attn: Mark Goettling

And to:

Avalon Global Solutions, Inc.
2 Eaton Street, Suite 800
Hampton, Virginia 23669
Attn: CEO

14.4.    Survival. All representations, warranties and covenants made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Closing Date and the consummation of the Transactions, subject to the provisions of Section 13.6.

14.5.    Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied.  Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

14.6.    Reliance by Parties. Notwithstanding the right of WidePoint and Acquisition, on the one hand, and AGS and the Major Shareholders, on the other hand, to investigate the business, Assets and financial condition of AGS, WidePoint and Acquisition, respectively, and notwithstanding any knowledge obtainable by WidePoint, Acquisition, AGS or any Major Shareholder as a result of such investigations, WidePoint and Acquisition, on one hand, and AGS and the Major Shareholders, on the other hand, have the unqualified right to rely upon and have relied upon, each of the representations and warranties made by AGS and the Major Shareholders, on the one hand, and WidePoint and Acquisition, on the other hand, in this Agreement.

14.7.    Entire Understanding. This Agreement, together with the Annexes, Exhibits and Disclosure Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto.  No amendment or modification of this Agreement shall be effective unless in writing and executed as provided for in Section 10.3 hereof.

14.8.    Parties in Interest. This Agreement shall bind, benefit and be enforceable by and against WidePoint, Acquisition and AGS and their respective successors and assigns, and the Major Shareholders and their respective heirs, estates and personal representatives.  No party shall in any manner assign any of its or his rights or obligations under this Agreement without the express prior written consent of the other parties.

14.9.    Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

14.10.  Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14.11.  Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

14.12.  Section Headings. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

14.13.  References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

14.14.  Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

14.15.  Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise: (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.3; and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees and court costs from the other parties.

14.16.  No Third-Party Beneficiaries. Except as provided in Section 14.8, and with respect to the persons indemnified under Section 13, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of AGS.

14.17.  Bankruptcy Qualification. Each representation or warranty made in or pursuant to this Agreement regarding the enforceability of any Contract shall be qualified to the extent that such enforceability may be effected by bankruptcy, insolvency and other similar Laws or equitable principles (but not those concerning fraudulent conveyance) generally affecting creditors’ rights and remedies.

14.18.  No Assignment.  No party may assign this Agreement without the prior written consent of the other parties to this Agreement.

14.19.  Further Assurances.  From time to time, at the request of Acquisition and/or WidePoint and without further consideration, AGS and the Major Shareholders will execute and deliver to Acquisition and/or WidePoint such documents and take such other action as Acquisition and/or WidePoint may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Acquisition good, valid and marketable title to the AGS Business and Assets being transferred hereunder.

SECTION 15:  DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined below in this Section 15.  Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number. Words of any gender used in this Agreement shall be held and construed to include any other gender, unless the context otherwise requires.

15.1.    “AAMS” shall have the meaning set forth in Section 2.1(l).

15.2.    “Accountant Review Period” shall have the meaning set forth in Section 3.3(b)(iii).

15.3.    “Acquisition” shall have the meaning set forth in the introductory paragraphs of this Agreement.

15.4.    “Actual Value” shall have the meaning set forth in Section 3.2(b)(iv)(B)(3).

15.5.    “Adjusted Working Capital” shall have the meaning set forth in Section 3.2(b)(i) of this Agreement.

15.6.    “Adjustment” shall have the meaning set forth in Section 3.2(b)(iii).

15.7.    “Agreement” shall have the meaning set forth in the introductory paragraph.

15.8.    “AGS” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.9.    “AGS Adjusted Gross Profit” shall have the meaning set forth on Annex A..

15.10.  “AGS Business” shall have the meaning set forth in the introductory paragraphs of this Agreement.

15.11.  “AGS Intellectual Property” shall mean any Intellectual Property that (a) is owned by AGS; (b) is licensed to AGS; or (c) is used in or necessary for the conduct of the business of AGS as presently conducted.

15.12.  “AGS Leased Premises” shall have the meaning set forth in Section 4.10.

15.13.  “AGS Registered Intellectual Property” means all Registered Intellectual Property owned by AGS.

15.14.  “AGS Revenue” shall mean, for any calendar year, the net revenue generated by Acquisition following the Closing, as calculated in accordance with US GAAP.

15.15.  “AGS’s Knowledge” or “to the Knowledge of AGS” (or words of similar import) shall mean that neither the record owners of any equity shares of AGS, nor any officer or director of AGS, has any actual knowledge that the statement made is incorrect.

15.16.  “AGS’s Value” shall have the meaning set forth in Section 3.2(b)(iv)(B)(2).

15.17.  “Ancillary Agreement” shall have the meaning set forth in Section 4.2.

15.18.  “Asset Purchase” shall have the meaning set forth in the introductory paragraphs of this Agreement.

15.19.  “Assets” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, accounts receivable, tangible assets (including Tangible Property), Real Property, Software, Contract Rights, Intangibles and goodwill, and any claims, causes of action and other legal rights and remedies.

15.20.  “Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(iv)(F)

15.21.  “ATI” shall have the meaning set forth in Section 2.2(i).

15.22.  “Basket Amount” shall have the meaning set forth in Section 13.6(b).

15.23.  “Books and Records” means all files, documents, instruments, papers, books and records relating to AGS and the AGS Business, regardless of the medium in which such records were created or currently reside, including without limitation the Specified Contracts, financial statements and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals and policies and procedures, but specifically excluding Tax Returns, minute books, stock record books, stock transfer ledgers, stock certificates, membership interest certificates and books, and membership interest transfer ledgers.

15.24.  “Business Combination” shall mean, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale or other disposition of all or substantially all of the capital stock or other equity interests of such Person, (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the assets of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person’s business and consistent with past practice, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

15.25.  “Cash Amount” shall have the meaning set forth in Section 3.1(a).

15.26.  “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

15.27.  “Chopek” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.28.  “Claim Amount” shall have the meaning set forth in Section 13.5(a).

15.29.  “Claim Notice” shall have the meaning set forth in Section 13.5(a).

shall have the meaning set forth in Section 4.18.

15.30.  “Claims” shall have the meaning set forth in Section 4.18.

15.31.  “Clawback Discussion Period” shall have the meaning set forth in 3.3(b)(ii).

15.32.  “Clawback Objection Notice” shall have the meaning set forth in 3.3(b)(ii).

15.33.  “Clawback Period” shall mean the period of time commencing January 1, 2012 and ending December 31, 2013.

15.34.  “Clawback Statement” shall have the meaning set forth in 3.3(b)(i).

15.35.  “Clawback Statement Review Period” shall have the meaning set forth in 3.3(b)(ii).

15.36.  “Closing” shall have the meaning set forth in Section 9.1.

15.37.  “Closing Date” shall have the meaning set forth in Section 9.1.

15.38.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, Code Section 4980B, ERISA Sections 601-609.

15.39.  “Code” shall mean the Internal Revenue Code of 1986 as amended from time to time.

15.40.  “Competing Business” shall mean any competitive business of providing wireless and wireline telecommunications management services, including expense management, information security consulting services, wireless warranty, wireless equipment replacement, repair and rental, wireless helpdesk services and telecom expense optimization, invoice billing, management and payment services, telecommunications asset management, telecommunication device management (both mobile and fixed), and telecommunications consulting services, such as network, wireline and wireless contract negotiations, permission based audits, accounts payable audits, and compliance reviews.

15.41.  “Confidential Information” shall have the meaning set forth in Section 7.2.

15.42.  “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

15.43.  “Contract” means any written or oral contract, agreement, Government Contract, instrument, order, arrangement, commitment or understanding of any kind or nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, subscriber agreements, clearing agreements, options or warrants.

15.44.  “Contract Right” means any right, power or remedy of any kind or nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand another party accept property or services or take or refrain from taking any other actions, and rights to pursue or exercise remedies or options.

15.45.  “Covenants” shall have the meaning set forth in Section 7.1(c).

15.46.  “Debt Payoff Escrow Agent” shall have the meaning set forth in Section 3.1(b)(i).

15.47.  “Debt Payoff Escrow Amount” shall have the meaning set forth in Section 3.1(b)(i).

15.48.  “Debt Subordination Agreement” shall have the meaning set forth in Section 9.2(i).

15.49.  “Defense” shall have the meaning set forth in Section 13.5(b).

15.50.  “Disclosure Schedules” shall have the meaning set forth in Section 4.25.

15.51.  “DOL” shall mean the United State Department of Labor.

15.52.  “Effective Time” shall mean 11:59 PM (EST) on the Closing Date.

15.53.  “Employee Benefit Plans” means any compensation, incentive, fringe or benefit plan, program, policy, commitments or other similar arrangements under which any employee, former employee, director or consultant of or to AGS, or any of its ERISA Affiliates, or any beneficiary or any such individual, is covered, is eligible for coverage or has benefit or compensation rights or with respect to which AGS or any ERISA Affiliates has or may have any liability.

15.54.  “Encumbrance” means any lien, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment or other encumbrance, claim, burden or charge of any nature.

15.55.  “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders legally binding on the applicable party) governing the public health and safety and protection of the environment, including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

15.56.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

15.57.  “ERISA Affiliate” means any trade or business, whether or not incorporated, which is a member of a controlled group or which is under common control with AGS within the meaning of Section 414 of the Code or which is a member of an “affiliated service group” within the meaning of Section 414 of the Code, which includes AGS.

15.58.  “ERISA Plan” means any Employee Benefit Plan which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA.

15.59.  “Escrow Agreement” shall have the meaning set forth in Section 3.1(b)(ii).

15.60.  “Escrow Amount” shall have the meaning set forth in Section 3.1(b)(ii).

15.61.  “FAR” shall have the meaning set forth in Section 2.2(j).

15.62.  “Financial Statements” shall mean the balance sheets, statements of income, statements of shareholders’ equity, and statements of cash flows attached to Schedules 4.7(a) and 4.7(b) of this Agreement.

15.63.  “Goettling” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.64.  “Government Contract” means any Contract to which AGS or any subsidiary or affiliate of AGS is a party with any Governmental or Regulatory Entity or any Contract to which AGS or any subsidiary or affiliate of AGS is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Entity or a subcontract (at any tier) under such a prime contract.

15.65.  “Governmental or Regulatory Entity” means any court, tribunal, arbitrator, authority, agency, commission, official, contracting officer or other similar person, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

15.66.  “Hazardous Substances” means: (a) any substance, waste, contaminant, pollutant or material that has been defined, designated or regulated by any United States federal government authority, or any state or local government authority having jurisdiction over any Real Property, including the AGS Leased Premises, as hazardous, dangerous or toxic pursuant to any applicable Environmental Law of any state in which any Real Property, including the AGS Leased Premises, is located or any United States Law; and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

15.67.  “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

15.68.  “Indemnification Adjustment” shall have the meaning set forth in Section 13.1.

15.69.  “Indemnification Amount” shall have the meaning set forth in Section 13.5(c).

15.70.  “Indemnification Matters” shall have the meaning set forth in Section 13.5.

15.71.  “Indemnification Notice” shall have the meaning set forth in Section 13.5(b).

15.72.  “Indemnitee” shall have the meaning set forth in Section 13.5.

15.73.  “Indemnitor” shall have the meaning set forth in Section 13.5.

15.74.  “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors and officers liability or other insurance policy of any nature.

15.75.  “Intangible” means any name, corporate name, fictitious name, domain name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature, whether in use, under development or design, or inactive.

15.76.  “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, Intangibles, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer Software (including all source code and object code), algorithms, firmware, development tools, flow charts, annotations, all web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

15.77.  “Intellectual Property Transfers” shall have the meaning set forth in the introductory paragraphs of this Agreement.

15.78.  “IRS” means the United States Internal Revenue Service.

15.79.  “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

15.80.  “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Entity.

15.81.  “Major Shareholder(s)” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.82.  “Mansouri” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.83.  “Material Adverse Effect” means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to: (a) the financial condition or results of operations of AGS or the AGS Business; (b) the exclusive ownership of any Intellectual Property held by AGS with respect to any Software or other Intellectual Property used in the AGS Business; or (c) any of the Assets of third parties which are material to and used by AGS in the AGS Business as conducted immediately prior to Closing and are not readily replaceable.

15.84.  “Minimum Working Capital Amount” shall have the meaning set forth in Section 3.2(b)(i).

15.85.  “Non-Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(iv)(F).

15.86.  “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

15.87.  “One Million Dollar Note Payable” shall have the meaning set forth in Section 3.1(b).

15.88.  “Order” means any legally binding writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Entity, in each case whether preliminary or final.

15.89.  “Organizational Documents” shall have the meaning set forth in Section 4.1.

15.90.  “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001.

15.91.  “Payment Notice” shall have the meaning set forth in Section 13.5(c).

15.92.  “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or Governmental or Regulatory Entity.

15.93.  “Permitted Liens” means: (a) liens for current taxes and assessments not yet past due; (b) liens of landlords, carriers, mechanics, materialman and repairman incurred in the ordinary course of business for sums not yet past due; (c) all recorded Encumbrances that could not reasonably be expected to have a Material Adverse Effect; and (d) all other liens which when taken individually and in the aggregate do not materially detract from the value of the Assets as now used, or materially interfere with any present or presently intended use of those Assets.

15.94.  “Person” means any individual, sole proprietorship, joint venture, corporation, limited liability company, partnership, association, cooperative, trust, estate, governmental body, administrative agency, Governmental or Regulatory Entity or other entity of any nature.

15.95.  “Plan” shall have the meaning set forth in Section 4.15(b).

15.96.  “Post-Closing Adjustment Date” shall have the meaning set forth in Section 3.2(b)(ii).

15.97.  “Pre-Closing Tax Period” shall have the meaning set forth in Section 4.17(a).

15.98.  “Pre-Closing Matters” shall have the meaning set forth in Section 8.2(k).

15.99.  “Pre-Closing Transfers” shall have the meaning set forth in the introductory paragraphs of this Agreement.

15.100. “Proceeding” means any demand, written claim, suit, action, litigation, investigation by any Governmental or Regulatory Entity, arbitration, administrative hearing or other proceeding by or before any Governmental or Regulatory Entity of any nature.

15.101. “PTO” shall have the meaning set forth in Section 4.12(a).

15.102. “Purchase Price” shall have the meaning set forth in Section 3.1(a).

15.103. “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

15.104. “Recent Balance Sheet” shall have the meaning set forth in Section 4.7.

15.105. “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Entity.

15.106. “Related Party Notes” shall have the meaning set forth in Section 2.1(b)(i).

15.107. “Replacement Note” shall have the meaning set forth in Section 3.7.

15.108. “Rottinghaus” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.109. “Russie” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.110. “SAIC Settlement” shall have the meaning set forth in Section 2.2(i).

15.111. “SEC” means the United States Securities and Exchange Commission.

15.112. “Settlement Note(s)” shall have the meaning set forth in Section 2.2(i).

15.113. “Software” means any computer program, operating system, applications system, firmware or software of any nature related to the AGS Business as conducted immediately prior to Closing, whether operational, under development or inactive, including all object code, source code, algorithm processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen design, report design and other designs, concepts, and visual expressions, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

15.114. “Specified Assets” shall have the meaning set forth in Section 2.1(a).

15.115. “Specified Contracts” shall have the meaning set forth in Section 4.13.

15.116. “Specified Liabilities” shall have the meaning set forth in Section 2.1(b).

15.117. “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment and all forms, supplies or other tangible personal property of any nature.

15.118. “Tax” or “Taxes” shall mean any federal, state, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, gains, withholding, FICA, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

15.119. “Tax Returns” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, statement, or attachment thereto, and including any amendment thereof.

15.120. “Three Million Dollar Note Payable” shall have the meaning set forth in Section 3.1(b).

15.121. “Transactions” shall have the meaning set forth in the introductory paragraphs of this Agreement.

15.122. “Transferred Contract” shall have the meaning set forth in Section 11.3.

15.123. “US GAAP” means generally accepted accounting principles under then current United States accounting rules and regulations, consistently applied.  When used in connection with Acquisition’s and its subsidiaries’ financial reporting, US GAAP shall be applied consistently with AGS’s past practices; provided, however, in no event shall the consistent application of historical accounting policies used by AGS have priority over US GAAP as applied to the consolidated financial reporting of WidePoint, regardless of materiality.

15.124. “Warranty Obligations” shall have the meaning set forth in Section 4.31(a).

15.125. “Weingarden” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.126. “Welfare Plan” shall have the meaning set forth in Section 4.15(f).

15.127. “WidePoint” shall have the meaning set forth in the introductory paragraph of this Agreement.

15.128. “WidePoint’s Value” shall have the meaning set forth in Section 3.2(b)(iv)(B)(1).

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Witness the due execution and delivery hereof as of the date first stated above.

WidePoint Corporation

By:
James T. McCubbin Chief Financial Officer

WidePoint Solutions Corp.

By:
James T. McCubbin Chief Financial Officer

Avalon Global Solutions, Inc.

By:
Name: Title:

Michael Mansouri	David Russie

Joseph Chopek	Mark Goettling

Marshall Weingarden	Steven Rottinghaus

[Signature Page to Asset Purchase Agreement]

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (“Amendment”), dated as of January 2, 2012, by and among the undersigned, amends that certain Asset Purchase Agreement, dated as of December 30, 2011 (the “Agreement”), by and among WidePoint Corporation, WidePoint Solutions Corp., Avalon Global Solutions, Inc., Michael Mansouri, Jospeh Chopek, David Russie, Mark Goettling, Marshall Weingarden and Steven Rottinghaus.  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties to this Amendment desire to amend the Agreement as set forth herein solely for the purpose of inserting Annex A to the Agreement.

NOW THEREFORE, intending to be legally bound, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1: AMENDMENT TO AGREEMENT

1.1           The Agreement shall be amended by inserting Annex A in the form attached hereto as Exhibit 1 as Annex A to the Agreement.

SECTION 2: OTHER PROVISIONS

2.1           Except as expressly provided for in this Amendment, all of the terms, conditions and provisions of the Agreement remain unaltered and are in full force and effect.  The Agreement and this Amendment shall be read and construed as one Agreement.

2.2           If any provision of this Amendment is construed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

2.3           This Amendment may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including .pdf files), shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

2.4           All words used in this Amendment shall be construed to be of such number and gender as the context requires or permits.

2.5           THIS AMENDMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

[BALANCE OF PAGE LEFT INTENTIONALLY BLANK]

Witness the due execution and delivery hereof as of the date first stated above.

WidePoint Corporation

By:
James T. McCubbin Chief Financial Officer

WidePoint Solutions Corp.

By:
James T. McCubbin Chief Financial Officer

Avalon Global Solutions, Inc.

By:
Michael Mansouri Chairman & CEO

Michael Mansouri	David Russie

Joseph Chopek	Mark Goettling

Marshall Weingarden	Steven Rottinghaus

[Signature Page to Amendment to Asset Purchase Agreement]

EXHIBIT 1

ANNEX A TO ASSET PURCHASE AGREEMENT

ANNEX A

1.
Clawback Provision for Calendar Year 2012.  For the calendar year ending December 31, 2012, in the event that Acquisition fails to generate AGS Adjusted Gross Profit (as defined below) of at least $5,428,000.00 (“2012 AGP Target”), Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of up to $1.5 Million, with the actual amount of such reduction to be calculated as follows:

(i)
If AGS Adjusted Gross Profit for the calendar year ending December 31, 2012 (“2012 AGP”) is between $5,428,000 and $5,185,333 (“Tier 1”), Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable equal to the product of the following equation: [(2012 AGP Target - 2012 AGP) X 1.03 (“Tier 1 Multiplier”)].  For example, in the event 2012 AGP equals $5,300,000, Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of $131,840 calculated as follows: [($5,428,000 - $5,300,000) X 1.03].

(ii)
If 2012 AGP is between $5,185,333and $4,942,667 (“Tier 2”), Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable equal to the product of the following equation: [(2012 AGP Target - 2012 AGP) X 2.06 (“Tier 2 Multiplier”)].  For example, in the event 2012 AGP equals $5,000,000, Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of $881,680 calculated as follows: [($5,428,000 - $5,000,000) X 2.06].

(iii)
If 2012 AGP is between $4,942,667 and $4,700,000 (“Tier 3”), Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable equal to the product of the following equation: [(2012 AGP Target - 2012 AGP) X 2.06 (“Tier 3 Multiplier”)].  For example, in the event 2012 AGP equals $4,800,000, Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of $1,293,680 calculated as follows: [($5,428,000 - $4,800,000) X 2.06].

(iv)
In the event the 2012 AGP shall be less than $4,700,000 (the “2012 AGP Floor”), then Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of $1,500,000.

2.
Clawback Provision for Calendar Year 2013.  For the calendar year ending December 31, 2013, AGS and Acquisition agree that the calculation methodology will be identical to that utilized in the 2012 Clawback Provision above, except that new values shall be substituted for the key measurement targets for calendar year 2013. The parties acknowledge that the new measurement targets for each Tier cannot be calculated as of the date of this Agreement due to the fact that the 2013 AGP Floor cannot be determined at this time. The new values to be calculated will be determined by utilizing the formulas set forth in that certain Excel spreadsheet entitled “Clawback Adjustment Mechanism File” following the determination by the parties of the applicable 2013 AGP Floor.  AGS and Acquisition hereby acknowledge that each of them has received the “Clawback Adjustment Mechanism File” and they agree to be bound by the calculations of the various amounts of AGS Adjusted Gross Profit to be calculated in order to create the Tier 1, Tier 2 and Tier 3 ranges.  More specifically, the AGP Target shall be reset equal to $6,752,000 (“2013 AGP Target”) and the 2013 AGP Floor will be re-set to the greater of $4,900,000 or the 2012 AGP, provided that the 2013 AGP Floor shall not exceed the 2012 AGP Target of $5,428,000.  The Tier 1 Multiplier shall be .40; and the Tier 2 and Tier 3 Multipliers shall each be .81.  In the event that Acquisition fails to generate an AGS Adjusted Gross Profit equal to the 2013 AGP Target, WidePoint shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of up to $1.5 Million, as calculated using the 2012 Clawback Provision calculation methodology and the 2013 Clawback Provision key measurement target values.

3.
Notwithstanding the foregoing, in the event that Acquisition fails to achieve an Adjusted Gross Profit Margin of at least 38% for the calendar year ending December 31, 2012 and/or December 31, 2013, then, unless otherwise agreed to in writing by AGS and WidePoint, Acquisition shall be entitled to a reduction in the principal amount of the Three Million Dollar Note Payable of $1,500,000 for such calendar year.  Adjusted Gross Profit Margin shall be calculated by dividing the AGS Adjusted Gross Profit by the AGS Revenue.

4.
"AGS Adjusted Gross Profit" or “AGP” shall mean, for any calendar year, AGS Revenue minus adjusted cost of goods sold and sales, as defined under accounting principles generally accepted in the United States of America ("GAAP").  GAAP revenues shall include all sales of goods and services and equipment rentals. GAAP cost of sales shall include the following only: direct materials; direct labor; contract, temporary, and subcontract labor; direct employee benefits and fringe; direct employment taxes; sales commissions; sales agent and channel partner commissions; sales incentives and bonuses; customer data center charges and any amortization of capitalized new software development costs commencing after the Closing Date. For clarification purposes all of the following will specifically be excluded from GAAP cost of sales: any depreciation and amortization arising from fixed assets and purchase accounting in connection with the Agreement; interest expense incurred by Acquisition or in connection with the Agreement; travel, entertainment, lodging and meals (also commonly referred to in GAAP as contract sales and acquisition costs); and indirect general and administrative overhead burden allocated to Acquisition, for any calendar year, shall be excluded from cost of goods sold.

5.
Notwithstanding the foregoing, in the event that a Major Shareholder shall terminate such Major Shareholder’s employment with Acquisition for “Good Reason” in connection with a material breach by Acquisition of such Major Shareholder’s employment Contract, then the amount of any reduction in principal amount of the Three Million Dollar Note Payable to which Acquisition would otherwise be entitled subsequent to such termination in connection with Sections 1 and 2 of this Annex A and Section 3.3 of the Agreement shall be reduced by an amount equal to the product of the following equation: [(the amount of any reduction in principal amount of the Three Million Dollar Note Payable to which Acquisition may otherwise be entitled subsequent to such termination in connection with Sections 1 and 2 of this Annex A and Section 3.3 of the Agreement) X (the number of shares of AGS capital stock owned by such Major Shareholder as of the Closing Date / the total number of shares of AGS capital stock issued and outstanding as of the Closing Date)].

6.
Notwithstanding the foregoing, AGS and Acquisition hereby agree that the amounts comprising (i) the 2012 AGP Target and the 2013 AGP Target, (ii) Tier 1, Tier 2 and Tier 3 (as set forth in Section 1 of this Annex A for the calendar year ending December 31, 2012 and to be calculated pursuant to Section 2 of this Annex A for the calendar year ending December 31, 2013) and (iii) the 2012 AGP Floor and the 2013 AGP Floor, as applicable, shall be increased by the amount by which total actual compensation (base salary and bonus) paid to each Major Shareholder (“Actual Compensation”) with respect to services rendered by such Major Shareholder in the applicable calendar year (even if payment of such compensation shall occur subsequent to the end of such calendar year) shall exceed the Baseline Compensation Amount (as defined below) for such Major Shareholder for the applicable calendar year; provided, however, that no such adjustment shall be made in the event that the Actual Compensation for such Major Shareholder shall be included in adjusted cost of goods sold and/or sales and reflected in the calculation of AGP for such calendar year.  For purposes of this Section 6, the “Baseline Compensation Amount” for each Major Shareholder for the applicable calendar year shall be as follows: (A) Michael Mansouri – 2012 - $164,000, 2013 - $189,000; (B) David Russie – 2012 - $140,000, 2013 - $161,000; (C) Joseph Chopek – 2012 - $140,000, 2013 - $161,000; and (D) Mark Goettling – 2012 - $140,000, 2013 - $161,000.

7.	Defined terms used herein but not defined herein shall have the meanings assigned to such terms in that certain Asset Purchase Agreement to which this Annex A is attached.